Exhibit 10.2
$50,000,000
TERM LOAN AND GUARANTY AGREEMENT
among
KAISER ALUMINUM FABRICATED PRODUCTS, LLC
as Borrower
and
THE DIRECT AND INDIRECT PARENT COMPANIES AND CERTAIN OF THE
DIRECT OR INDIRECT SUBSIDIARIES OR AFFILIATES OF THE BORROWER
LISTED AS GUARANTORS ON THE SIGNATURE PAGES HERETO
as Guarantors
and
THE LENDERS PARTY HERETO
and
JPMORGAN CHASE BANK, N.A.
as Administrative Agent and Documentation Agent
and
WILMINGTON TRUST COMPANY
as Collateral Agent
and
J.P. MORGAN SECURITIES INC.,
as Lead Arranger, Sole Bookrunner
and
Syndication Agent
and
THE CIT GROUP/BUSINESS CREDIT, INC.
as Co-Arranger
Dated as of July 6, 2006

i

TABLE OF CONTENTS
(continued)

TABLE OF CONTENTS
(continued)

ANNEX A	-	Commitment Schedule
ANNEX B	-	Notice of Borrowing
EXHIBIT A-1	-	Form of Reorganization Plan
EXHIBIT A-2	-	Form of Confirmation Order
EXHIBIT A-3	-	Form of District Court Order
EXHIBIT B	-	Form of Security and Pledge Agreement
EXHIBIT C	-	Form of Opinion of Counsel
EXHIBIT D	-	Form of Assignment and Assumption
EXHIBIT E	-	Form of Joinder Agreement
EXHIBIT F	-	Form of Mortgage
EXHIBIT G	-	Form of Intercompany Subordination Agreement
EXHIBIT H	-	Form of Second Amended and Restated Fee Letter

SCHEDULE 1.01(a)	-	Designated Asset Sales
SCHEDULE 1.01(b)	-	Restructuring Transactions
SCHEDULE 3.05	-	Real Property
SCHEDULE 3.06	-	Liens
SCHEDULE 3.07	-	Compliance with Laws
SCHEDULE 3.10	-	Litigation
SCHEDULE 3.12	-	Taxes
SCHEDULE 3.15	-	Material Agreements
SCHEDULE 3.17	-	Capitalization and Subsidiaries
SCHEDULE 3.20	-	Labor Disputes
SCHEDULE 3.21	-	Environmental Matters
SCHEDULE 4.01(e)	-	Mortgaged Properties
SCHEDULE 4.01(l)	-	Material Consents
SCHEDULE 6.03	-	Existing Indebtedness
SCHEDULE 6.07	-	Existing Investments
SCHEDULE 6.09	-	Disposition of Assets
SCHEDULE 6.11	-	Restrictive Agreements

TERM LOAN AND GUARANTY AGREEMENT
     TERM LOAN AND GUARANTY AGREEMENT, dated as of July 6, 2006 among KAISER ALUMINUM FABRICATED PRODUCTS, LLC, a Delaware limited liability company (the “Borrower”), certain of the direct and indirect parent companies of the Borrower and certain of the direct or indirect subsidiaries or affiliates of the Borrower listed as “Guarantors” on the signature pages hereto (each a “Guarantor” and collectively, the “Guarantors”), the financial institutions and other Persons from time to time party hereto (the “Lenders”), JPMORGAN CHASE BANK, N.A., as administrative agent (in such capacity, the “Administrative Agent”) for the Lenders, and WILMINGTON TRUST COMPANY, as collateral agent (in such capacity, together with its successors and assigns, the “Collateral Agent”) for the Administrative Agent and the Lenders.
INTRODUCTORY STATEMENT
     The Borrower has requested that the Lenders make available to the Borrower term loans in an aggregate principal amount of $50,000,000, which term loans will be used by the Borrower for the purposes set forth in Section 3.09.
     The Guarantors have agreed to guarantee all of the Obligations as set forth in Article X.
     The Borrower and the Guarantors have agreed to secure all of the Obligations by granting to the Collateral Agent, on behalf of the Lenders, a security interest in and Lien upon the Collateral as set forth in the Security and Pledge Agreement and any Mortgages.
     Accordingly, the parties hereto hereby agree as follows:
ARTICLE I
DEFINITIONS
     Section 1.01 Defined Terms. As used in this Agreement, the following terms have the meanings specified below:
     “ABR Loan” shall mean any Term Loan (or portion thereof) bearing interest at a rate determined by reference to the Alternate Base Rate in accordance with the provisions of Article II.
     “Adjusted LIBO Rate” shall mean, with respect to any Eurodollar Loan for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to the LIBO Rate for such interest period multiplied by the Statutory Reserve Rate.
     “Administrative Agent” shall have the meaning set forth in the first paragraph of this Agreement and together with its successors appointed pursuant to Article VIII.
     “Administrative Questionnaire” shall mean an Administrative Questionnaire in a form supplied by the Administrative Agent.

     “Affiliate” shall mean, as to any Person, any other Person which, directly or indirectly, is in Control of, is Controlled by, or is under common Control with, such Person.
     “Agents” shall mean, collectively, the Administrative Agent and the Collateral Agent and “Agent” shall mean, individually, the Administrative Agent and/or the Collateral Agent, as the context may require.
     “Agreement” shall mean this Term Loan and Guaranty Agreement, as the same may be amended, restated, modified or supplemented from time to time.
     “Alternate Base Rate” shall mean, for any day, a rate per annum (rounded, if necessary, to the nearest 1/100 of 1%) equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus 0.50%. Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.
     “Applicable Margin” shall mean (a) 2.50%, in the case of ABR Loans and (b) 4.25%, in the case of Eurodollar Loans.
     “Assignment and Assumption” shall mean an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, substantially in the form of Exhibit D or any other form approved by the Administrative Agent.
     “Bankruptcy Code” shall mean The Bankruptcy Reform Act of 1978, as heretofore and hereafter amended, and codified as 11 U.S.C. Section 101 et seq.
     “Bankruptcy Court” shall mean the United States Bankruptcy Court for the District of Delaware or any other court having jurisdiction over the Cases from time to time.
     “Board” shall mean the Board of Governors of the Federal Reserve System of the United States.
     “Borrower” shall have the meaning as set forth in the first paragraph of this Agreement.
     “Business Day” shall mean any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.
     “Capital Expenditures” shall mean, without duplication, any actual cash expenditure for any purchase or other acquisition of any asset which would be classified as a fixed or capital asset on a consolidated balance sheet of Parent and its Subsidiaries prepared in accordance with GAAP.

     “Capital Lease” shall mean, with respect to any Person, any agreement pursuant to which such Person obtains the right to use any real or personal Property which is required to be classified and accounted for as a capital lease on the balance sheet of such Person under GAAP.
     “Capital Lease Obligations” shall mean, with respect to any Person, the obligations of such Person to pay rent or other amounts under any Capital Lease and, for purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.
     “Cases” shall mean, collectively, the jointly administered cases filed by Parent and certain of its Subsidiaries under Chapter 11 of the Bankruptcy Code in the Bankruptcy Court.
     “CERCLA” shall mean the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended or otherwise modified from time to time.
     “CERCLIS” shall mean the Comprehensive Environmental Response Compensation Liability Information System List.
     “Change in Law” shall mean (a) the adoption of any law, rule or regulation after the date of this Agreement; (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement; or (c) compliance by any Lender (or, for purposes of Section 2.10(b), by any lending office of such Lender or by such Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.
     “Change of Control” shall mean (a) the acquisition after the date hereof of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the SEC thereunder as in effect on the date hereof) (other than the VEBA Trusts), of shares representing more than 45% of the aggregate ordinary voting power represented by the issued and outstanding capital stock of Parent; (b) the occupation of a majority of the seats (other than vacant seats) on the Board of Directors of Parent by Persons who were neither (1) nominated by the Board of Directors of Parent nor (2) appointed by directors so nominated or (c) the acquisition of direct or indirect Control of Parent by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the SEC thereunder as in effect on the date hereof).
     “Claims” shall have the meaning set forth in Section 101(5) of the Bankruptcy Code.
     “Closing Date” shall mean the date on which this Agreement has been executed and the conditions precedent to the effectiveness of this Agreement set forth in Section 4.01 have been satisfied or waived, which date shall occur on the date requested by Parent following the date of entry of the Confirmation Order and the District Court Order but in no event later than the earlier of (i) the date that is thirty (30) days after the Consummation Date and (ii) August 31, 2006.

     “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.
     “Collateral” shall mean any and all property owned, leased or operated by a Person granted as security for the Obligations pursuant to any other Loan Document and any and all other property of the Borrower or any Guarantor, now existing or hereafter acquired, that may at any time be or become subject to a security interest or Lien in favor of the Collateral Agent, on behalf of itself and the Lenders, to secure the Obligations.
     “Collateral Documents” shall mean, collectively, the Security and Pledge Agreement, the Mortgages and any other documents granting a Lien upon the Collateral as security for payment of the Obligations.
     “Commitment” shall mean (a) with respect to any Lender, the aggregate commitment of such Lender to make Term Loans as set forth on Annex A — Commitment Schedule or in the most recent Assignment and Assumption executed by such Lender and (b) as to all Lenders, the aggregate commitment of all Lenders to make Term Loans, which aggregate commitment shall be $50,000,000 on the date of this Agreement. After advancing the Term Loans, each reference to a Lender’s Commitment shall refer to that Lender’s Applicable Percentage of the Term Loans.
     “Commitment Letter” shall mean that certain Commitment Letter, dated January 14, 2005, among JPMorgan Chase, JPMSI, CIT, Parent and KACC, as amended by Amendment No. 1 thereto, dated January 10, 2006, Amendment No. 2 thereto, dated April 26, 2006, and Amendment No. 3 thereto, dated April 26, 2006.
     “Commitment Schedule” shall mean the Schedule attached as Annex A hereto and identified as the Commitment Schedule.
     “Commodity Swap Agreement” shall mean any Swap Agreement involving or settled by reference to one or more commodities.
     “Confirmation Order” shall mean the order confirming the Reorganization Plan, attached as Exhibit A-2, entered by the Bankruptcy Court on February 6, 2006.
     “Consummation Date” shall mean the date of the substantial consummation (as defined in Section 1101 of the Bankruptcy Code and which for purposes of this Agreement shall be no later than the effective date of a Reorganization Plan) of a Reorganization Plan that is confirmed pursuant to the Confirmation Order and affirmed by the District Court Order.
     “Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
     “Covenant Release Event” shall mean, as of any date following the occurrence of a Covenant Trigger Event, the first date upon which both of the following conditions have been satisfied: (i) “Availability” (as defined in the Revolving Loan Documents) has exceeded

$50,000,000 for each day during the ninety (90) consecutive calendar day period ending on such date after the immediately preceding Covenant Trigger Event and (ii) at least 365 days have elapsed since the date of the last Covenant Release Event, if any.
     “Covenant Trigger Event” shall mean any date on which “Availability” (as defined in the Revolving Loan Documents) has been less than $35,000,000 for any period of five (5) consecutive Business Days ending on such date. A Covenant Trigger Event shall be deemed to have occurred and be continuing from the occurrence of such Covenant Trigger Event up to but not including the first date upon which a Covenant Release Event occurs following such Covenant Trigger Event.
     “Default” shall mean any event or condition which constitutes an Event of Default or which upon notice, lapse of time, or both would, unless cured or waived, constitute an Event of Default.
     “Departing Lender” shall have the meaning given to such term in Section 2.14.
     “Designated Asset Sale shall mean each asset sale that is described on Schedule 1.01(a) hereto.
     “Disqualified Indebtedness” shall mean any Indebtedness for borrowed money and any bond, note, indenture or similar instrument issued, assumed or acquired in connection with an acquisition if the instrument governing such Indebtedness or other obligation (i) has a scheduled maturity date earlier than ninety (90) days after the Maturity Date or (ii) requires the Borrower or any Guarantor to make any scheduled or mandatory payments of principal or to otherwise purchase or redeem, or make sinking fund or other similar payments with respect to, such Indebtedness earlier than ninety (90) days after the Maturity Date; provided that the amount of such Indebtedness under this clause (ii) shall be the aggregate principal amount of all such scheduled or mandatory payments, purchases, redemptions, or sinking fund or other similar payments required to be made earlier than ninety (90) days after the Maturity Date.
     “District Court” shall mean the United States District Court for the District of Delaware.
     “District Court Order” shall mean the order affirming the Confirmation Order, attached as Exhibit A-3, entered by the District Court on May 11, 2006.
     “Dollars” and “$” shall mean lawful money of the United States of America.
     “EBITDA” shall mean, for Parent and its Subsidiaries on a consolidated basis, for any period, in each case as determined in accordance with GAAP, Net Income for such period plus, (a) to the extent deducted in determining Net Income for such period, (i) Interest Expense, (ii) expense or benefit for income taxes, (iii) depreciation, (iv) amortization, (v) extraordinary losses incurred and (vi) any other non-cash charges except to the extent that any such non-cash charge (x) could reasonably be expected to result in a cash payment during the term of this Agreement or (y) represents amortization of a prepaid cash item paid in a prior period, minus, (b) to the extent included in determining Net Income, extraordinary gains realized.

     “EDGAR” shall mean the SEC’s Electronic Data Gathering Analysis and Retrieval System (or any successor system).
     “Environmental Laws” shall mean all applicable federal, state, local or foreign statutes, laws, regulations, ordinances, codes, rules, requirements and guidelines (including consent decrees and administrative orders to which the Borrower, any Guarantor, or any of their Subsidiaries, is subject) relating to protection of human health or the environment or imposing liability or standards of conduct concerning any Hazardous Material, as any of the foregoing may be from time to time amended or supplemented.
     “Environmental Liability” shall mean any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower, the Guarantors or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law; (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials; (c) exposure to any Hazardous Materials; (d) the release or threatened release of any Hazardous Materials into the environment; or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
     “Environmental Lien” shall mean a Lien in favor of any Governmental Authority for (a) any liability under Environmental Laws; or (b) damages arising from or costs incurred by such Governmental Authority in response to a release or threatened release of a hazardous or toxic waste, substance or constituent, or other substance into the environment.
     “Equity Interests” shall mean shares of capital stock in a corporation, partnership interests in a partnership, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any of the foregoing.
     “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.
     “ERISA Affiliate” shall mean each person (as defined in Section 3(9) of ERISA) which together with the Borrower or any Guarantor or any Subsidiary of the Borrower or any Guarantor would be deemed to be a single employer within the meaning of Section 414(b), (c), (m), or (o) of the Code.
     “Eurodollar Loan” shall mean any Term Loan (or a portion thereof) bearing interest at a rate determined by reference to the Adjusted LIBO Rate in accordance with the provisions of Article II.
     “Event of Default” shall have the meaning given such term in Article VII.
     “Excluded Asset Disposition” shall mean (i) any Designated Asset Sale, (ii) any sale of inventory in the ordinary course of business and (iii) any sale, transfer or other disposition of one or more assets in a single transaction or series of related transactions if the aggregate proceeds received in connection with such transaction or series of related transactions is less than $500,000.
     “Excluded Subsidiaries” shall mean Reorganized KACC, Kaiser Bauxite and Trochus and any of their Subsidiaries. Under no circumstances will an Excluded Subsidiary be, or be deemed to be, a Significant Subsidiary or a Subsidiary hereunder.
     “Excluded Taxes” shall mean, with respect to any Agent, any Lender, or any other recipient of any payment to be made by or on account of any obligation of the Borrower or any Guarantor hereunder, (a) Taxes imposed on or measured by its overall net income or its overall gross income (other than withholding Taxes) and franchise Taxes imposed in lieu thereof by the United States of America or by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its lending office or principal executive office is located; (b) any branch profits Taxes imposed by the United States of America or any similar Tax imposed by any other jurisdiction in which such lending office or principal executive office is located; and (c) in the case of a Lender, any withholding Tax that is imposed on amounts payable to such Lender at the time such Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Lender’s failure to comply with Section 2.12(e), provided however, that an assignee of a Lender or a newly designated lending office shall not be subject to this clause (c) to the extent of any additional amounts which at the time of designation or assignment the designating or assigning Lender was entitled to receive that were not subject to this clause (c).
     “Existing Credit Agreement” shall mean that certain Secured Super-Priority Debtor-in-Possession Credit Agreement dated as of February 11, 2005, as amended, among the “Borrowers” (as defined therein), the “Guarantors” (as defined therein), the Existing Lenders and JPMorgan Chase, as administrative agent.
     “Existing Lenders” shall mean the financial institutions from time to time party to the Existing Credit Agreement.
     “Extraordinary Receipts” shall mean any Net Proceeds received by the Borrower or any Guarantor not in the ordinary course of business, including, without limitation, (i) foreign, United States, state or local tax refunds, (ii) pension plan reversions, (iii) judgments, proceeds of settlements or other consideration of any kind in connection with any cause of action, (iv) indemnity payments, (v) any purchase price adjustment received in connection with any purchase agreement, and (vi) any proceeds from any escrow; provided, however, that such indemnity payments or proceeds shall not include proceeds from any insurance for asbestos claims and demands, silica claims and demands, coal tar pitch volatile claims and demands and noise induced hearing loss claims in escrow as of the date hereof or later received.
     “Federal Funds Effective Rate” shall mean, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.
     “Fee Letter” shall mean, collectively (i) that certain Second Amended and Restated Fee Letter, dated July 6, 2006, among JPMorgan Chase, JPMSI, Parent and KACC, (ii) that certain Amendment Fee Letter, dated December 23, 2005, among JPMorgan Chase, Parent and KACC, and (iii) that certain Second Amendment Fee Letter, dated April 26, 2006, among JPMorgan Chase, Parent and KACC.
     “Fees” shall mean all fees referred to herein, in the Fee Letter or in any other Loan Document.
     “Final Funding Date” shall mean the earlier of (i) the date that is thirty (30) days after the Consummation Date and (ii) August 31, 2006.
     “Financial Officer” shall mean, with respect to any Person, the chief financial officer, principal accounting officer, treasurer, assistant treasurer or controller of such Person or any other Person who performs a function similar to any of the foregoing and has been identified in writing to the Administrative Agent as a “Financial Officer” hereunder.
     “Fiscal Month” shall mean any of the monthly accounting periods of Parent and its Subsidiaries.
     “Fiscal Quarter” shall mean any of the quarterly accounting periods of Parent and its Subsidiaries, ending on March 31, June 30, September 30 and December 31 of each year.
     “Fiscal Year” shall mean any of the annual accounting periods of Parent and its Subsidiaries ending on December 31 of each year.
     “Fixed Charge Coverage Ratio” shall mean the ratio, determined as of the end of any period, of (a) EBITDA for the period of determination minus Net Capital Expenditures for such period of determination to (b) Fixed Charges for such period of determination, all calculated for Parent and its Subsidiaries on a consolidated basis in accordance with GAAP; provided that for periods ending prior to the end of the fourth full Fiscal Quarter following the Closing Date, the Borrower may submit a written request to the Administrative Agent proposing adjustments to EBITDA and Fixed Charges for purposes of calculating the Fixed Charge Coverage Ratio for the applicable period to more accurately reflect the allocation or exclusion of one-time charges over two or more Fiscal Quarters and, if the Required Lenders consent to such adjustments, such adjustment shall be made for calculating Fixed Charge Coverage Ratio for the applicable period.
     “Fixed Charges” shall mean, for Parent and its Subsidiaries on a consolidated basis, with reference to any period, without duplication, cash Interest Expense paid during such period, plus scheduled principal payments on Indebtedness (including rent or other payments on Capital Lease Obligations other than imputed interest components thereof) made during such period, plus, if and to the extent “Availability” (as defined in the Revolving Loan Documents) at the time of measurement is less than the amount of the “Borrowing Base” (as defined in the Revolving Loan Documents) attributable at such time to equipment and real estate, the reduction in Availability during such period resulting from the amortization of the components of the Borrowing Base consisting of equipment and real estate, plus, expense for income taxes paid in cash during such period, plus dividends or other distributions paid in cash to holders of Equity Interests in Parent during such period (excluding distributions paid to holders of Equity Interests in Parent pursuant to the Reorganization Plan on account of Claims in the Cases).
     “Foreign Lender” shall mean any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is located. For purposes of this definition, the United States of America, each State thereof, and the District of Columbia shall be deemed to constitute a single jurisdiction.
     “Funding Date” shall mean the date on which Term Loans to be made pursuant to this Agreement are funded, and the conditions precedent to the making of the Term Loans set forth in Section 4.02 have been satisfied or waived, which date shall occur on the date requested pursuant to Section 2.03 by the Borrower following the date of entry of the Confirmation Order and the District Court Order but in no event later than the Final Funding Date.
     “GAAP” shall mean generally accepted accounting principles in the United States of America as in effect from time to time applied in accordance with Section 1.02.
     “Governmental Authority” shall mean the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.
     “Guarantee” shall mean, with respect to any Person (such Person, a “guarantor”), any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof; (ii) to purchase or lease property, securities or services for the primary purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof; (iii) to advance funds to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation; or (iv) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Guarantee of any guarantor shall be deemed to be the lower of (x) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee is made and (y) the maximum amount for which such guarantor may be liable pursuant to the terms of the instrument embodying such Guarantee.
     “Guaranteed Obligations” shall have the meaning specified in Section 10.01.

     “Guarantor” shall have the meaning set forth in the first paragraph of this Agreement.
     “Hazardous Materials” shall mean any “hazardous substance,” as defined by CERCLA; any “hazardous waste,” as defined by the Resource Conservation and Recovery Act, as amended; any petroleum product; or any pollutant or contaminant or hazardous, dangerous, or toxic chemical, material, or substance regulated under or within the meaning of any other Environmental Law.
     “Indebtedness” shall mean, at any time and with respect to any Person, without duplication, (i) all indebtedness of such Person for borrowed money or with respect to deposits or advances of any kind; (ii) all obligations of such Person for the deferred purchase price of property or services (other than accounts payable arising out of the purchases of property, including inventory, and services purchased, and expense accruals and deferred compensation items in the ordinary course of business); (iii) all obligations of such Person upon which interest changes are customarily paid; (iv) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments; (v) all indebtedness of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person; (vi) all Capital Lease Obligations of such Person; (vii) all reimbursement, payment or similar obligations of such Person, contingent or otherwise, under acceptance, letter of credit or similar facilities; (viii) all Swap Obligations of such Person (and the amount of Indebtedness attributable to all Swap Obligations of such Person shall be deemed to be the Net Mark-to-Market Exposure with respect thereto); (ix) all Guarantees by such Person of Indebtedness of others; (x) all Indebtedness referred to in clauses (i) through (ix) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness, provided that, if such Person has not assumed such obligations, then the amount of Indebtedness of such Person for purposes of this clause (x) shall be equal to the lesser of the amount of the obligations of the holder of such obligations and the fair market value of the assets of such Person which secure such obligations; (xi) obligations under any liquidated earn-out; and (xii) obligations of such Person to purchase securities or other property prior to the date that is six months after the Maturity Date arising out of or in connection with the sale of the same or substantially similar securities or property or any other Off-Balance Sheet Liability. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.
     “Indemnified Taxes” shall mean Taxes other than Excluded Taxes.
     “Indemnitee” shall have the meaning given to such term in Section 9.03(b).
     “Insufficiency” shall mean, with respect to any Plan, its “amount of unfunded benefit liabilities” within the meaning of Section 4001(a)(18) of ERISA, if any.

     “Insurer Appeals” shall mean the appeals of the District Court Order filed by (i) Columbia Casualty Insurance Company, Transcontinental Insurance Co., Harbor Insurance Co., Continental Insurance Company, docketed in the Third Circuit Court of Appeals as case number 06-3045; (ii) Republic Indemnity Company and Transport Insurance Company, f/k/a Transport Indemnity Company, docketed in the Third Circuit Court of Appeals as case number 06-3046; and (iii) TIG Insurance Company, docketed in the Third Circuit Court of Appeals as case number 06-3047.
     “Intercompany Subordination Agreement” shall have the meaning given to such term in Section 6.03.
     “Intercreditor Agreement” shall mean the Intercreditor Agreement dated the date hereof, between the Collateral Agent and JPMorgan Chase, as agent for the holders of the “Secured Obligations” (as defined in the Revolving Loan Documents).
     “Interest Election Request” shall mean a request by the Borrower to convert or continue a Term Loan in accordance with Section 2.04.
     “Interest Expense” shall mean, with reference to any period, the interest expense of Parent and its Subsidiaries calculated on a consolidated basis in conformity with GAAP for such period.
     “Interest Payment Date” shall mean (i) as to any Eurodollar Loan, the last day of each applicable Interest Period, and, in the case of any Interest Period longer than three months, on each successive date three months after the first day of such Interest Period and (ii) as to all ABR Loans, the last calendar day of each month in arrears and the date on which any ABR Loans are refinanced with Eurodollar Loans pursuant to Section 2.04.
     “Interest Period” shall mean, as to any Eurodollar Loan, the period commencing on the date of such Eurodollar Loan (including as a result of a refinancing of ABR Loans) or on the last day of the preceding Interest Period applicable to such Eurodollar Loan and ending on the numerically corresponding day (or if there is no corresponding day, the last day) in the calendar month that is one, two, three or six months thereafter, as the Borrower may elect in the related notice delivered pursuant to Sections 2.04; provided, however, that (i) if any Interest Period would end on a day which shall not be a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the immediately preceding Business Day, and (ii) no Interest Period shall end later than the Maturity Date.
     “Investments” shall have the meaning given such term in Section 6.07.
     “Joinder Agreement” shall have the meaning set forth in Section 5.11(a).
     “JPMorgan Chase” shall mean JPMorgan Chase Bank, N.A.
     “JPMSI” shall mean J.P. Morgan Securities Inc.

     “KACC” shall mean Kaiser Aluminum & Chemical Corporation, a Delaware corporation.
     “KACL” shall mean Kaiser Aluminum Canada Limited, an Ontario corporation.
     “Kaiser Bauxite” shall mean Kaiser Bauxite Company, a Nevada corporation.
     “Kaiser Bellwood” shall mean Kaiser Bellwood Corporation, a Delaware corporation.
     “Lender Affiliate” shall mean, (a) with respect to any Lender, (i) an Affiliate of such Lender or (ii) any entity (whether a corporation, partnership, trust or otherwise) that is engaged in making, purchasing, holding or otherwise investing in Lender loans and similar extensions of credit in the ordinary course of its business and is administered or managed by a Lender or an Affiliate of such Lender and (b) with respect to any Lender that is a fund which invests in Lender loans and similar extensions of credit, any other fund that invests in Lender loans and similar extensions of credit and is managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor.
     “Lenders” shall mean the Persons listed on the Commitment Schedule and any other Person that shall have become a party hereto as a Lender pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.
     “LIBO Rate” shall mean, with respect to any Eurodollar Loan for any Interest Period, the rate appearing on Page 3750 of the Dow Jones Market Service (or on any successor page or any successor to such service or any substitute page or substitute for such service, providing rate quotations comparable to those currently provided on such page of such service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits (for delivery on the first day of such period) with a term equivalent to such Interest Period. In the event that such rate is not available at such time for any reason, then the “LIBO Rate” with respect to such Eurodollar Loan for such Interest Period shall be the rate at which dollar deposits of comparable size and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period.
     “Lien” shall mean, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest of any kind whatsoever in, on or of such asset; (b) the interest of a vendor or a lessor under any conditional sale agreement, Capital Lease or title retention agreement (or any financing having substantially the same economic effect as any of the foregoing) relating to such asset; and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

     “Loan Documents” shall mean this Agreement, the Security and Pledge Agreement, the Mortgages, the Intercreditor Agreement and any other instrument or agreement executed and delivered to the Administrative Agent, the Collateral Agent or any Lender in connection herewith (including, all other pledges, powers of attorney, consents, assignments, contracts, notices, and letter of credit agreements whether heretofore, now or hereafter executed by or on behalf of the Borrower or any Guarantor, or any Responsible Officer of the Borrower or any Guarantor, and delivered to the Administrative Agent, the Collateral Agent or any Lender in connection with the Agreement or the transactions contemplated thereby). Any reference in the Agreement or any other Loan Document to a Loan Document shall include all appendices, exhibits or schedules thereto, and all amendments, restatements, supplements or other modifications thereto, and shall refer to the Agreement or such Loan Document as the same may be in effect at any and all times such reference becomes operative.
     “Material Adverse Effect” shall mean a material adverse effect on (a) the business, assets, operations, prospects or financial condition, of the Borrower and the Guarantors taken as a whole, (b) the ability of the Borrower and the Guarantors taken as a whole to perform any obligations under the Loan Documents, (c) the Collateral, or the Collateral Agent’s Liens (on behalf of itself, the Administrative Agent and the Lenders) on the Collateral or the priority of such Liens, or (d) the rights of or benefits available to the Administrative Agent, the Collateral Agent or the Lenders hereunder or under any other Loan Document.
     “Material Indebtedness” shall mean any Indebtedness (other than the Term Loans) of the Borrower, any of the Guarantors, or any of the Subsidiaries of the Borrower or any Guarantor in an aggregate principal amount exceeding $20,000,000. For purposes of determining Material Indebtedness, the “obligations” of the Borrower, any Guarantor, or any Subsidiary of the Borrower or any Guarantor in respect of any Swap Agreement at any time shall be the Net Mark-to-Market Exposure that the Borrower, such Guarantor or such Subsidiary would be required to pay if such Swap Agreement were terminated at such time.
     “Maturity Date” shall mean July 6, 2011.
     “Maximum Liability” shall have the meaning specified in Section 10.09.
     “McNeil Appeal” shall mean the appeal of the District Court Order filed by Duncan J. McNeil and pending before the Third Circuit Court of Appeals.
     “Mortgage” shall mean any mortgage, deed of trust or other agreement which conveys or evidences a Lien in favor of the Collateral Agent, for the benefit of the Collateral Agent, the Administrative Agent and the Lenders, on real Property of the Borrower or any Guarantor, including any amendment, modification or supplement thereto.
     “Multiemployer Plan” shall mean a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA, which is maintained or contributed to by (or to which there is an obligation to contribute of) the Borrower or any Guarantor or a Subsidiary of the Borrower or any Guarantor or an ERISA Affiliate, and each such plan for the five-year period immediately following the latest date on which the Borrower, any Guarantor or a Subsidiary of the Borrower

or any Guarantor or an ERISA Affiliate maintained, contributed to or had an obligation to contribute to such plan.
     “Multiple Employer Plan” shall mean a Single Employer Plan, which (i) is maintained for employees of the Borrower or any Guarantor or an ERISA Affiliate and at least one person (as defined in Section 3(9) of ERISA) other than the Borrower or any Guarantor and its ERISA Affiliates or (ii) was so maintained and in respect of which the Borrower or any Guarantor or an ERISA Affiliate could have liability under Section 4064 or 4069 of ERISA in the event such Plan has been or were to be terminated.
     “National Priorities List” shall mean the list established pursuant to Section 105 of CERCLA, as amended, modified, supplemented, or replaced from time to time.
     “Net Capital Expenditures” shall mean, with respect to any period of determination, the total Capital Expenditures for such period minus that portion of such Capital Expenditures that are financed with Indebtedness described in Section 6.03(ii) or 6.03(xiv).
     “Net Income” shall mean, with reference to any period, the net income (or loss) of Parent and its Subsidiaries (other than any Excluded Subsidiary and its Subsidiaries) calculated on a consolidated basis for such period.
     “Net Mark-to-Market Exposure” shall mean, with respect to any Person, as of any date of determination, the excess (if any) of all unrealized losses over all unrealized profits of such Person arising from Swap Agreement transactions. As used in this definition, “unrealized losses” means the fair market value of the cost to such Person of replacing such Swap Agreement transactions as of the date of determination (assuming the Swap Agreement transactions were to be terminated as of that date), and “unrealized profits” means the fair market value of the gain to such Person of replacing such Swap Agreement transactions as of the date of determination (assuming such Swap Agreement transactions were to be terminated as of that date).
     “Net Proceeds” shall mean, if in connection with (a) an asset disposition, cash proceeds received by the Borrower or any Guarantor net of (i) commissions, attorneys’ fees, accountants’ fees, investment banking fees and other reasonable and customary transaction costs, fees and expenses properly attributable to such transaction and payable by the Borrower or such Guarantor in connection therewith (in each case, paid to non-Affiliates of the Borrower or such Guarantor); (ii) taxes actually payable in respect thereof and reasonable estimates of taxes actually payable with respect to such transaction in the tax year of such transaction or in the following tax year; (iii) amounts payable to holders of senior Liens on such asset (to the extent such Liens constitute Permitted Liens or other Liens permitted under Section 6.01 hereunder), if any; (iv) an appropriate reserve for income taxes in accordance with GAAP established in connection therewith; and (v) amounts escrowed or reserved against indemnification, obligations or purchase price adjustments; provided, however, that Net Proceeds shall not include any such amounts so received by the Borrower or any Guarantor in respect of any asset disposition made in any Fiscal Year until the aggregate amount of cash received by the Borrower and all Guarantors in respect of asset dispositions during such Fiscal Year exceeds $2,500,000 (excluding cash received in connection with any Excluded Asset Disposition), in which case Net Proceeds shall constitute solely such amounts in excess thereof; or (b) the issuance or incurrence of Indebtedness, cash proceeds net of attorneys’ fees, investment banking fees, accountants’ fees, underwriting discounts and commissions and other customary fees and expenses actually incurred in connection therewith, (c) an equity issuance, cash proceeds net of underwriting discounts and commissions and other reasonable costs paid to non-Affiliates in connection therewith, provided, however, that Net Proceeds shall not include any cash received in connection with the exercise of stock options granted to employees or directors of the Borrower, any Guarantor or any of their respective Subsidiaries, or (d) Extraordinary Receipts received by the Borrower or any Guarantor, the amount of cash proceeds received (directly or indirectly) from time to time by or on behalf of the Borrower or such Guarantor or any of their Subsidiaries after deducting therefrom only (i) expenses related thereto incurred by such Person or such Subsidiary in connection therewith, (ii) transfer taxes paid by such Person or such Subsidiary in connection therewith, (iii) net income taxes to be paid in connection therewith (after taking into account any tax credits or deductions and any tax sharing arrangements), and (iv) that portion of the cash proceeds received which such Person or such Subsidiary is legally obligated pursuant to any agreement binding on such Person or such Subsidiary entered into prior to the date hereof to pay to another Person; provided, however, that Net Proceeds shall not include any such amounts so received by any such Person or any Subsidiary in respect of any Extraordinary Receipt in any Fiscal Year until the aggregate amount of cash received by the Borrower and all Guarantors, collectively, in respect of Extraordinary Receipts during such Fiscal Year exceeds $2,500,000, in which case Net Proceeds shall constitute solely such amounts in excess thereof.
     “Non-Consenting Lender” shall have the meaning specified in Section 9.02(e).
     “Non-Paying Guarantor” shall have the meaning specified in Section 10.10.
     “Notice of Borrowing” shall mean a Notice of Borrowing in the form of Annex B.
     “Obligated Party” shall have the meaning specified in Section 10.02.
     “Obligations” shall mean all unpaid principal of and accrued and unpaid interest on the Term Loans, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations of the Borrower and the Guarantors to the Lenders or to any Lender, any Agent, or any Indemnitee arising under the Loan Documents. Nothing in this definition of Obligations shall permit the Borrower, the Guarantors or their Significant Subsidiaries to incur or permit to exist any Indebtedness not otherwise permitted pursuant to the terms hereof. The Obligations include interest (including interest that accrues or that would accrue but for the filing of a bankruptcy case by the Borrower or any Guarantor, whether or not such interest would be an allowable claim under any applicable bankruptcy or other similar proceeding) and other obligations accruing or arising after commencement of any case under any bankruptcy or similar laws by or against the Borrower or any Guarantor (or that would accrue or arise but for the commencement of any such case).
     “Off-Balance Sheet Liability” shall mean, with respect to any Person, (a) any repurchase obligation or liability for the principal amount thereof of such Person with respect to accounts or notes receivable sold by such Person; (b) any indebtedness, liability or obligation under any sale and leaseback transaction which is not a Capital Lease Obligation and under which such Person retains ownership of the Property so leased for Federal income tax purposes, other than any lease under which such Person is the lessor; or (c) any indebtedness, liability or obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheets of such Person, but excluding from this clause (c) operating leases and Capital Lease Obligations.
     “Other Taxes” shall mean any and all present or future stamp or documentary Taxes or any other excise or property Taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document.
     “Parent” shall mean Kaiser Aluminum Corporation, a Delaware corporation.
     “Paying Guarantor” shall have the meaning specified in Section 10.10.
     “PBGC” shall mean the Pension Benefit Guaranty Corporation, or any successor agency or entity performing substantially the same functions.
     “Permitted Acquisition” shall mean any acquisition by the Borrower or any Guarantor in a transaction that satisfies each of the following requirements:
          (a) such acquisition is not a hostile or contested acquisition;
          (b) the business acquired in connection with such acquisition (i) is predominantly located in the U.S. and the parent company and its material subsidiaries are organized under U.S. and applicable state laws, and (ii) is not engaged, directly or indirectly, in any material line of business other than the businesses in which the Borrower and the Guarantors are engaged on the Closing Date and any business activities that are substantially similar, related, or incidental thereto;
          (c) both before and after giving effect to such acquisition and the Term Loans (if any) requested to be made in connection therewith, each of the representations and warranties in the Loan Documents is true and correct in all material respects (except (i) any such representation or warranty which relates to a specified prior date and (ii) to the extent the Lenders have been notified in writing by the Borrower that any representation or warranty is not correct and the Required Lenders have explicitly waived in writing compliance with such representation or warranty);
          (d) as soon as available, but not less than thirty (30) days prior to such acquisition, the Borrower or applicable Guarantor has provided the Administrative Agent (i) notice of such acquisition and (ii) a copy of all business and financial information reasonably requested by the Administrative Agent including pro forma financial statements, statements of cash flow, and “Availability” (as defined in the Revolving Loan Documents) projections;
          (e) the sum of the cash consideration paid in connection with such acquisition plus the amount of Disqualified Indebtedness assumed, acquired or issued in connection with such acquisition does not exceed $50,000,000 in the aggregate for all acquisitions made during the term of this Agreement (excluding, however, all acquisitions to which this clause (e) does not apply by operation of the proviso below); provided that this clause

(e) shall not apply if, after giving effect to the completion of such acquisition, Availability (as defined in the Revolving Loan Documents) immediately after the completion of such acquisition will not be less than $150,000,000 on a pro forma basis, which pro forma presentation shall treat all cash consideration given, and the amount of Disqualified Indebtedness assumed, acquired or issued, in connection with such acquisition as having been paid in cash at the time of making such acquisition; provided, further, that if a “Facility Increase” under (and as defined in) the Revolving Loan Documents occurs, such $150,000,000 minimum pro forma Availability shall be increased on the “Facility Increase Effective Date” (as defined in the Revolving Loan Documents) by 66.67% of the actual “Facility Increase Amount” (as defined in the Revolving Loan Documents) occurring on such date, such that, in the event of a Facility Increase of $75,000,000, such minimum pro forma Availability shall be $200,000,000;
          (f) if such acquisition is an acquisition of the Equity Interests of a Person or a merger or consolidation with another Person, the acquisition, merger or consolidation is structured so that the Person so acquired, merged or consolidated shall become a wholly-owned Subsidiary of the Borrower or applicable Guarantor and, in accordance with Section 5.11(a), a Borrower or Guarantor pursuant to the terms of this Agreement;
          (g) if such acquisition is an acquisition of assets, the acquisition is structured so that a Borrower or a Guarantor shall acquire such assets;
          (h) if such acquisition is an acquisition of Equity Interests, such acquisition will not result in any violation of Regulation U;
          (i) neither the Borrower nor any Guarantor shall, as a result of or in connection with any such acquisition, assume or incur any direct or contingent liabilities (whether relating to environmental, tax, litigation, or other matters) that at the time of such acquisition could be reasonably expected to have a Material Adverse Effect;
          (j) in connection with an acquisition of the Equity Interests of any Person, all Liens on property of such Person (other than liens in favor of the Collateral Agent securing the Obligations and any Liens that would constitute Liens permitted under Section 6.01) shall be terminated unless the Lenders in their sole discretion consent otherwise, and in connection with an acquisition of the assets of any Person, all Liens on such assets (other than liens in favor of the Collateral Agent securing the Obligations and any Liens that would constitute Liens permitted under Section 6.01) shall be terminated;
          (k) the Borrower shall certify (and provide the Lenders with a pro forma calculation in form and substance reasonably satisfactory to the Lenders) to the Lenders that, after giving effect to the completion of such acquisition, “Availability” (as defined in the Revolving Loan Documents) immediately after the completion of such acquisition will not be less than $75,000,000 on a pro forma basis which pro forma presentation shall treat all cash consideration given, and the amount of Disqualified Indebtedness assumed, acquired or issued, in connection with such acquisition as having been paid in cash at the time of making such acquisition; provided, further, that if a “Facility Increase” under (and as defined in) the Revolving Loan Documents occurs, such $75,000,000 minimum pro forma Availability shall be increased on the “Facility Increase Effective Date” (as defined in the Revolving Loan

Documents) by 33.33% of the actual “Facility Increase Amount” (as defined in the Revolving Loan Documents) occurring on such date, such that, in the event of a Facility Increase of $75,000,000, such minimum pro forma Availability shall be $100,000,000; and
          (l) no Default exists or would result therefrom.
     “Permitted Commodity Swap Agreement” shall mean any Commodity Swap Agreement that (i) involves or is settled with respect to electricity, natural gas, alumina, bauxite or other mineral or metal used in the business of the Borrower, the Guarantors or their Significant Subsidiaries, and (ii) is entered into in the ordinary course of business to hedge against fluctuations in the price of electricity, natural gas, alumina, bauxite or other minerals or metals used in the business of the Borrower, the Guarantors or their Significant Subsidiaries and not for speculative purposes.
     “Permitted Discretion” shall mean a determination by the Administrative Agent made in good faith and in the exercise of reasonable (from the perspective of a secured asset based lender) business judgment.
     “Permitted Investments” shall mean:
          (a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within twelve months from the date of acquisition thereof;
          (b) without limiting the provisions of clause (d) below, investments in commercial paper maturing within six months from the date of acquisition thereof and having, at such date of acquisition, a rating of at least “A-2” or the equivalent thereof from Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. or of at least “P-2” or the equivalent thereof from Moody’s Investors Service, Inc.;
          (c) investments in certificates of deposit, bankers acceptances and time deposits (including Eurodollar time deposits) maturing within six months from the date of acquisition thereof issued or guaranteed by or placed with (i) any domestic office of the Administrative Agent or the bank with whom the Borrower and the Guarantors maintain their cash management system, provided that if such bank is not a Lender hereunder, such bank shall have entered into an agreement with the Agents pursuant to which such bank shall have waived all rights of setoff and confirmed that such bank does not have, nor shall it claim, a security interest therein or (ii) any domestic office of any other commercial bank of recognized standing organized under the laws of the United States of America or any State thereof that has a combined capital and surplus and undivided profits of not less than $250,000,000 and is the principal Banking Subsidiary of a bank holding company having a long-term unsecured debt rating of at least “A-2” or the equivalent thereof from Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. or at least “P-2” or the equivalent thereof from Moody’s Investors Service, Inc.;
          (d) investments in commercial paper issued by any Person organized under the laws of any state of the United States and rated at least “P-1” (or the then equivalent grade) by Moody’s Investors Service, Inc. or at least “A-1” (or the then equivalent grade) by Standard & Poor’s, a division of The McGraw-Hill Companies, Inc., in each case, with maturities of not more than 360 days from the date of acquisition thereof;
          (e) investments in repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (a) above entered into with any office of a bank or trust company meeting the qualifications specified in clause (c) above; and
          (f) investments in money market funds substantially all the assets of which are comprised of securities of the types described in clauses (a) through (e) above.
     “Permitted Liens” shall mean (i) Liens imposed by law (other than Environmental Liens and any Lien imposed under ERISA) for Taxes not yet delinquent or which are being contested in compliance with Section 5.04; (ii) Liens of landlords and Liens of carriers, warehousemen, workmen, repairmen, vendors, consignors, mechanics, materialmen and other Liens (other than Environmental Liens and any Lien imposed under ERISA) imposed by law and created in the ordinary course of business; (iii) Liens (other than any Lien imposed under ERISA) incurred or deposits made in the ordinary course of business (including, without limitation, surety bonds and appeal bonds) in connection with workers’ compensation, unemployment insurance and other types of social security benefits or governmental insurance or to secure the performance of tenders, bids, leases, contracts (other than for the repayment of Indebtedness), statutory obligations and other similar obligations or arising as a result of progress payments under government contracts; (iv) easements (including, without limitation, reciprocal easement agreements and utility agreements), rights-of-way, covenants, consents, reservations, mineral leases, encroachments, variations and zoning laws, ordinances, other restrictions and rights reserved to or vested in any municipality or government or proper authority to control or regulate any Property of the Borrower or the applicable Guarantor, charges or encumbrances (whether or not recorded) and interest of ground lessors, minor defects and irregularities in the title to any Property, which do not interfere materially with the ordinary conduct of the business of the Borrower or any Guarantor, as the case may be, and which do not materially detract from the value of the property to which they attach or materially impair the use thereof to the Borrower or any Guarantor, as the case may be; (v) purchase money Liens (including capital leases) upon or in any property acquired or held in the ordinary course of business to secure the purchase price of such property solely for the purpose of financing the acquisition of such property to the extent such purchase money Liens secure Indebtedness incurred in accordance with Section 6.03(iii); (vi) pledges or deposits in the ordinary course to secure leases entered into in the ordinary course of business; (vii) pledges and deposits of cash and Permitted Investments with a commodity broker or dealer for the purpose of margining or securing the obligations of the Borrower, any Guarantor or any Significant Subsidiary under a Permitted Commodity Swap Agreement; (viii) any interest of a consignor in goods held by the Borrower, any Guarantor or any Significant Subsidiary on consignment provided that such goods are held on consignment in the ordinary course of business consistent with past practices; and (ix) extensions, renewals, or replacements of any Lien referred to in clauses (i) through (viii) above; provided that the principal amount of the obligation secured thereby is not increased and that any such extension, renewal or replacement is limited to the property encumbered thereby.

     “Person” shall mean any natural person, corporation, division of a corporation, limited liability company, partnership, trust, joint venture, association, company, estate, unincorporated organization, Governmental Authority or other entity.
     “PI Trust” shall have the meaning given to such term in the Reorganization Plan.
     “PI Trust Assets” shall have the meaning given to such term in the Reorganization Plan.
     “Plan” shall mean a Single Employer Plan or a Multiple Employer Plan.
     “Prepayment Fee” shall have the meaning given to such term in Section 2.06(d).
     “Prime Rate” shall mean the rate of interest per annum publicly announced from time to time by JPMorgan Chase as its prime rate; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.
     “Projections” shall have the meaning assigned such to term in clause (e) of Section 5.01.
     “Property” shall mean any interest in any kind of property or asset, whether real, personal or mixed, tangible or intangible.
     “Register” shall have the meaning set forth in Section 9.04.
     “Related Parties” shall mean, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.
     “Release” shall mean any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Materials into the indoor or outdoor environment (including, without limitation, the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Materials), or into or out of any property, including the movement of any Hazardous Material through the air, soil, surface water, groundwater or property.
     “Reorganization Plan” shall mean a plan of reorganization attached as Exhibit A-1 hereto.
     “Reorganized KACC” shall mean Kaiser Aluminum & Chemical Corporation, LLC, a Delaware limited liability company.
     “Report” shall mean any report prepared by any Agent or another Person showing the results of appraisals, field examinations or audits pertaining to the assets of the Borrower or any Guarantor from information furnished by or on behalf of the Borrower and the Guarantors, which Reports may be distributed to the Lenders by any Agent.

     “Required Lenders” shall mean, (i) from and after the Closing Date, but prior to the Funding Date, Lenders holding Commitments representing not less than 51% of the aggregate amount of all such Commitments, and (ii) from and after the Funding Date, Lenders holding Term Loans representing not less than 51% of the aggregate principal amount of such Term Loans outstanding.
     “Requirement of Law” shall mean, as to any Person, the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.
     “Responsible Officer” shall mean, with respect to any Person, the president, chief executive officer, chief financial officer, treasurer or controller of such Person, or any attorney in the office of such Person’s general counsel.
     “Restructuring Transactions” shall mean the transactions scheduled to occur on or prior to the effective date of the Reorganization Plan and which are listed on Schedule 1.01(b).
     “Revolving Loan Facility” shall mean that certain Senior Secured Revolving Credit Agreement, dated as of the date hereof, among Borrower, Parent, Kaiser Aluminum Investments Company and Kaiser Aluminium International, Inc., as Borrowers, the “Lenders” (as defined therein) party thereto, and JPMorgan Chase, as administrative agent for the Lenders, and any other credit agreement, loan agreement, note agreement, promissory note, indenture or other agreement or instrument evidencing or governing the terms of any indebtedness or other financial accommodation that has been incurred to extend, replace, refinance or refund in whole or in part the indebtedness and other obligations outstanding under such Senior Secured Revolving Credit Agreement (regardless of whether such replacement, refunding or refinancing is a “working capital” facility, asset-based facility or otherwise), each as amended, modified, restated or supplemented from time to time in accordance with the terms hereof.
     “Revolving Loan Documents” shall mean the Revolving Loan Facility and each other document, instrument and agreement executed in connection therewith, each as amended, modified, restated or supplemented from time to time in accordance with the terms hereof.
     “Revolving Loan Indebtedness” shall mean the Indebtedness and other obligations of the Loan Parties under the Revolving Loan Documents.
     “SEC” shall mean the Securities and Exchange Commission.
     “Security and Pledge Agreement” shall have the meaning set forth in paragraph (d) of Section 4.01.
     “Settlement Agreement” shall mean the agreement reached with the PBGC and approved by the Bankruptcy Court on January 24, 2005, as amended (such amendment approved by the Bankruptcy Court on October 26, 2005).

     “Significant Subsidiary” shall mean (other than an Excluded Subsidiary) each Subsidiary of Parent that
          (a) is listed on Schedule 3.17;
          (b) accounted for at least 5% of consolidated revenues of Parent and its Subsidiaries from sales to third parties for the four Fiscal Quarters of Parent ending on the last day of the last Fiscal Quarter of Parent immediately preceding the date as of which any such determination is made; or
          (c) has assets (other than assets which are eliminated in consolidation) which represent at least 5% of the consolidated assets of Parent and its Subsidiaries as of the last day of the last Fiscal Quarter of Parent immediately preceding the date as of which any such determination is made, all of which, with respect to clauses (b) and (c), shall be as included in the consolidated financial statements of Parent for the period, or as of the date, in question.
     “Single Employer Plan” shall mean a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (i) is maintained for employees of the Borrower, any Guarantor or an ERISA Affiliate or (ii) was so maintained and in respect of which the Borrower, any Guarantor or an ERISA Affiliate could have liability under Title IV of ERISA in the event such Plan has been or were to be terminated.
     “Statutory Reserve Rate” shall mean a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal as in effect on any date of determination and established by the Board to which the Administrative Agent is subject with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.
     “Subsidiary” shall mean, with respect to any Person (herein referred to as the “parent”), any corporation, association or other business entity (whether now existing or hereafter organized) of which at least a majority of the securities or other ownership interests having ordinary voting power for the election of directors is, at the time as of which any determination is being made, owned or controlled by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent. Under no circumstances will an Excluded Subsidiary be, or be deemed to be, a Significant Subsidiary or a Subsidiary hereunder.
     “Swap Agreement” shall mean any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower, any Guarantor or any of their Subsidiaries shall be a Swap Agreement.
     “Swap Obligations” shall mean, with respect to any Person, any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (a) any and all Swap Agreements, and (b) any and all cancellations, buybacks, reversals, terminations or assignments of any Swap Agreement transaction.
     “Tax” or “Taxes” shall mean any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.
     “Tax Related Person” shall mean any Person (including, without limitation, a beneficial owner of an interest in a pass-through entity) whose income is realized through or determined by reference to any Agent, or any Participant or any Tax Related Person of any of the foregoing.
     “Terminated Plans” shall mean (i) the Kaiser Aluminum Salaried Employees Retirement Plan, terminated by the PBGC effective December 17, 2003; (ii) the Kaiser Aluminum Pension Plan, terminated by the PBGC effective April 30, 2004; and (iii) the Kaiser Aluminum Inactive Pension Plan, terminated by the PBGC effective June 30, 2004.
     “Termination Date” shall mean the earlier to occur of (i) the Maturity Date and (ii) the acceleration of the Term Loans or the termination of the Total Commitment in accordance with the terms hereof.
     “Termination Event” shall mean, except with respect to the Terminated Plans or Plans actually terminated in accordance with the terms of the Settlement Agreement, (i) with respect to any Plan sponsored or contributed to by the Borrower, any Guarantor or any ERISA Affiliate, a “reportable event”, as such term is described in Section 4043(c) of ERISA (other than a “reportable event” as to which the 30-day notice is waived) or an event described in Section 4068 of ERISA and excluding events which would not be reasonably likely (as reasonably determined by the Administrative Agent) to have a material adverse effect on the financial condition, operations, business, properties or assets of the Borrower and the Guarantors taken as a whole; (ii) any reportable event or other event related to the withdrawal of the Borrower or any ERISA Affiliate from a Multiple Employer Plan during a plan year in which it was a “substantial employer,” as such term is defined in Section 4001(a)(2) of ERISA, (iii) the incurrence of liability by the Borrower or any ERISA Affiliate under Section 4064 of ERISA upon the termination of a Multiple Employer Plan; (iv) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (v) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (vi) the incurrence by the Borrower or any ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan (other than a Terminated Plan); (vii) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan (other than a Terminated Plan); (viii) the incurrence by the Borrower or any ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal from any Plan (other than a Terminated Plan) or Multiemployer Plan; or (ix) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.
     “Term Loans” shall mean the loans made by the Lenders pursuant to this Agreement.
     “Total Commitment” shall mean, at any time, the sum of the Commitments at such time.
     “Trochus” shall mean Trochus Insurance Company, Ltd., a Bermuda entity.
     “Type” when used in respect of any Term Loan shall refer to the Rate of interest by reference to which interest on such Term Loan is determined. For purposes hereof, “Rate” shall mean the Adjusted LIBO Rate or the Alternate Base Rate, as applicable.
     “UCC” shall mean the Uniform Commercial Code as in effect from time to time in the State of New York or any other state the laws of which are required to be applied in connection with the issue of perfection of security interests.
     “United States” and “U.S.” shall mean the United States of America.
     “Unliquidated Obligations” shall mean, at any time, any Obligations (or portion thereof) that are contingent in nature or unliquidated at such time, including any Obligation that is an obligation (including any guarantee) that is contingent in nature at such time (including an obligation to provide collateral to secure any of the foregoing types of obligations).
     “VEBA Trusts” shall mean the Union VEBA Trust (as defined in the Reorganization Plan) and the Retired Salaried Employees VEBA Trust (as defined in the Reorganization Plan).
     “Withdrawal Liability” shall have the meaning given such term under Part I of Subtitle E of Title IV of ERISA.
     Section 1.02 Classifications of Loans; Terms Generally. For purposes of this Agreement, Term Loans may be classified and referred to by Type (e.g., a “Eurodollar Loan”). The definitions in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” All references herein to Sections,

Exhibits and Schedules shall be deemed references to Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. The words “asset” and “property” shall be construed to have the same meaning and effect and refer to any and all tangible and intangible assets and properties. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that it requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Terms that are defined in the Uniform Commercial Code as in effect in the State of New York from time to time shall have the same meaning herein unless otherwise defined herein.
     Section 1.03 Obligations Not Affected. The Obligations of the Borrower and the Guarantors shall not be affected by (i) the failure of the Administrative Agent or a Lender to assert any claim or demand or to enforce any right or remedy against the Borrower or any Guarantor under the provisions of this Agreement or any other Loan Document or otherwise; (ii) any extension or renewal of any provision hereof or thereof; (iii) any rescission, waiver, compromise, acceleration, amendment or modification of any of the terms or provisions of any of the Loan Documents; (iv) the release, exchange, waiver or foreclosure of any security held by the Collateral Agent for the Obligations or any of them; (v) the failure of the Administrative Agent or a Lender to exercise any right or remedy against the Borrower or any Guarantor; (vi) the release or substitution of the Borrower or any Guarantor; or (vii) any other circumstance that might otherwise constitute a discharge of a surety, other than, in each case, the payment in full in cash of the Obligations.
ARTICLE II
AMOUNT AND TERMS OF CREDIT
     Section 2.01 Commitments. Subject to the terms and conditions set forth herein, each Lender agrees to make a Term Loan to the Borrower on the Funding Date, in an amount equal to such Lender’s Commitment. Amounts repaid in respect of Term Loans may not be reborrowed. Unless previously terminated, the Commitments shall terminate on the earlier of (i) the Funding Date, or (ii) the Final Funding Date.
     Section 2.02 Term Loans.
          (a) Each Term Loan shall be denominated in Dollars and comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request from time to time in accordance herewith. Each Lender at its option may make a Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Eurodollar Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Eurodollar Loan in accordance with the terms of this Agreement.

          (b) At the commencement of each Interest Period for any Eurodollar Loan, such Eurodollar Loan shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $5,000,000. Term Loans of more than one Type may be outstanding at the same time; provided that there shall not at any time be more than a total of eight (8) Eurodollar Loans outstanding.
          (c) Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to elect to convert or continue any Term Loan as a Eurodollar Loan if the Interest Period requested with respect thereto would end after the Maturity Date.
     Section 2.03 Notice of Borrowing; Funding of Term Loans. By delivering a Notice of Borrowing to the Administrative Agent not later than 1:00 p.m., Central time, on a Business Day, the Borrower may irrevocably request, on not less than three (3) Business Days’ notice, that a Term Loan as a single drawing be made on the Funding Date. Any such notice shall specify the date of such Borrowing, which shall be a Business Day. Promptly following receipt of a Notice of Borrowing in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof. Each Lender shall make its Term Loan on the Funding Date by wire transfer of immediately available funds by 11:00 a.m., Central time, to the account of the Administrative Agent designated by it for such purpose by notice to the Lenders in an amount equal to such Lender’s Commitment. The Administrative Agent will make such Term Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to a domestic account identified by the Borrower in writing to the Administrative Agent.
     Section 2.04 Interest Elections.
          (a) The Term Loans shall initially be of the Type specified in the Notice of Borrowing and, in the case of a Eurodollar Loan, shall have an initial Interest Period as specified in such Notice of Borrowing. Thereafter, the Borrower may elect to convert such Term Loans to a different Type or to continue such Eurodollar Loan, and, in the case of a Eurodollar Loan, may elect Interest Periods therefor, all as provided in this Section 2.04. The Borrower may elect different options with respect to different portions of the Term Loans, in which case each such portion shall be allocated ratably among the Lenders.
          (b) To make an election pursuant to this Section 2.04, to borrow a Eurodollar Loan, to convert an ABR Loan to a Eurodollar Loan or to continue a Eurodollar Loan as a Eurodollar Loan, the Borrower shall notify the Administrative Agent of such election by telephone not later than 12:00 p.m., Central time, three (3) Business Days before the date of the proposed conversion or continuation. The Notice of Borrowing and each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or facsimile to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Borrower.
          (c) Each telephonic and written Interest Election Request or Notice of Borrowing shall specify the following information:
               (i) the portion of the Term Loan to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, whether the resulting portions are to be ABR Loans or Eurodollar Loans (if a portion or portions are to be Eurodollar Loans, the information required to be specified pursuant to clause (iv) below shall be specified);
               (ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;
               (iii) in the case of the Notice of Borrowing, whether the Term Loans are to be ABR Loans or Eurodollar Loans; and
               (iv) if the Term Loans (or a portion thereof) are to be Eurodollar Loans, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.
If any such Interest Election Request requests a Eurodollar Loan but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.
          (d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Eurodollar Loan.
          (e) If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Loan prior to the end of the Interest Period applicable thereto, then, at the end of such Interest Period, such Eurodollar Loan shall be converted to an ABR Loan. Notwithstanding any contrary provision hereof, if a Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as a Default is continuing, (i) no outstanding Term Loan may be converted to or continued as a Eurodollar Loan and (ii) unless repaid, each Eurodollar Loan shall be converted to an ABR Loan at the end of the Interest Period applicable thereto.
     Section 2.05 Repayment and Amortization of Term Loans; Evidence of Debt.
          (a) The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Term Loan on the Termination Date. All unpaid Obligations shall be paid in full in cash by the Borrower on the Termination Date.
          (b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Term Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.
          (c) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Term Loan made hereunder, the Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.
          (d) The entries made in the accounts maintained pursuant to Sections 2.05(b) and (c) shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that in the event of a conflict between an account maintained pursuant to Section 2.05(b) and an account maintained pursuant to Section 2.05(c), the account maintained under Section 2.05(c) shall control; provided further, that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Term Loans in accordance with the terms of this Agreement.
          (e) Any Lender may request that Term Loans made by it be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered and permitted assigns) and in a form approved by the Administrative Agent. Thereafter, the Term Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns) except to the extent that any such Lender subsequently returns any such promissory note for cancellation and requests that such Term Loans once again be evidenced as described in Sections 2.05(b) and (c) above.
     Section 2.06 Prepayment of Term Loans.
          (a) The Borrower shall have the right, at its option and then only to the extent permitted by the Revolving Loan Documents, at any time and from time to time, to prepay the Term Loans in whole or in part, subject to prior notice in accordance with Section 2.06(c). Any prepayment of the Term Loans on or prior to July 5, 2007 shall be accompanied by the Prepayment Fee.
          (b) (i) Subject to Section 2.06(b)(vi) below, no later than the next Business Day after receipt by the Borrower or any Guarantor of the Net Proceeds of any asset disposition (other than an Excluded Asset Disposition) the Borrower shall prepay the Obligations in an amount equal to 100% of such Net Proceeds; provided, that (a) if the Borrower or such Guarantor, as the case may be, intends to reinvest such proceeds thereof in accordance with this proviso, the Borrower shall deliver written notice of such intention to the Administrative Agent on or prior to the Business Day immediately following the date on which the Borrower or Guarantor, as the case may be, receives such proceeds, (b) if Borrower shall have delivered such notice, the Borrower or such Guarantor may reinvest the proceeds thereof so long as (i) such reinvestment is to restore, repair or replace the assets or property or purchase other assets used or useful in the business of the Borrower or such Guarantor and (ii) within 365 days after receipt of such proceeds such restoration, repair or replacement or purchase shall have been consummated, (c) on the date the Borrower or such Guarantor consummates such restoration, repair or replacement or purchase, it shall deliver a certificate of a Responsible Officer to the

Administrative Agent certifying that all, or, subject to the immediately succeeding proviso, part of, such proceeds have been reinvested in accordance with the proviso of this Section 2.06(b)(i), and (d) until such reinvestment or the application of such proceeds pursuant to the proviso below, such proceeds (or any portion thereof) shall be deposited in a deposit account subject to a control agreement reasonably acceptable to the Administrative Agent or in an account under the control of the “Administrative Agent” (under and as defined in the Revolving Loan Documents) or used to repay amounts outstanding under the Revolving Loan Facility; provided, further that any proceeds not so reinvested shall be immediately applied as set forth in this Section 2.06(b)(i).
               (ii) Subject to Section 2.06(b)(vi) below, if the Borrower or any Guarantor issues Equity Interests or Indebtedness (other than Indebtedness permitted by Section 6.03), the Borrower shall prepay the Obligations in an amount equal to 100% of the Net Proceeds of such issuance no later than the Business Day following the date of receipt of such Net Proceeds.
               (iii) Subject to Section 2.06(b)(vi) below, any insurance or condemnation proceeds to be applied to the Obligations in accordance with Section 5.03 shall be applied as set forth in paragraph (b)(v) below, provided that, with respect to such proceeds of insurance and condemnation awards (or payments in lieu thereof), (a) if the Borrower or such Guarantor, as the case may be, intends to reinvest the proceeds thereof in accordance with this proviso, the Borrower shall deliver written notice of such intention to the Administrative Agent on or prior to the Business Day immediately following the date on which the Borrower or Guarantor, as the case may be, receives such proceeds; (b) if the Borrower shall have delivered such notice, the Borrower or the applicable Guarantor, as the case may be, may reinvest the proceeds thereof so long as (i) such reinvestment is to restore, repair or replace the assets or property or purchase other assets used or useful in the business of the Borrower or such Guarantor, and (ii) within 365 days after receipt of such proceeds such restoration, repair or replacement or purchase shall have be consummated; (c) on the date that the Borrower or such Guarantor consummates such restoration, repair or replacement or purchase, it shall deliver a certificate of a Responsible Officer to the Administrative Agent certifying that all, or, subject to the immediately succeeding proviso, part of, such proceeds have been reinvested in accordance with the proviso of this Section 2.06(b)(iii); and (d) until such reinvestment or the application of such proceeds pursuant to the proviso below, such proceeds (or any portion thereof) shall be deposited in a deposit account subject to a control agreement reasonably acceptable to the Administrative Agent or in an account under the control of the “Administrative Agent” (under and as defined in the Revolving Loan Documents) or used to repay amounts outstanding under the Revolving Loan Facility; provided, further that any proceeds not so reinvested shall be immediately applied as set forth in this Section 2.06(b)(iii). If the precise amount of insurance or condemnation proceeds allocable to Inventory as compared to equipment, fixtures and real Property is not otherwise determined, the allocation and application of those proceeds shall be determined by the Administrative Agent, in its Permitted Discretion.

               (iv) Subject to Section 2.06(b)(vi) below, promptly (and in any event, no later than one (1) Business Day after the receipt thereof) upon receipt by the Borrower or any Guarantor of the Net Proceeds of any Extraordinary Receipts, the Borrower shall prepay the Obligations in an amount equal to 100% of such Net Proceeds as set forth in paragraph (b)(v) below.
               (v) Without in any way limiting the foregoing but subject to paragraph (b)(vi) below, immediately upon receipt by the Borrower or any Guarantor of proceeds of any sale of any Collateral, the Borrower shall cause such Person to deliver such proceeds to the Administrative Agent, or deposit such proceeds in a deposit account subject to a control agreement reasonably acceptable to the Administrative Agent or in an account under the control of the “Administrative Agent” (under and as defined in the Revolving Loan Documents) or used to repay amounts outstanding under the Revolving Loan Facility. All of such proceeds shall be applied as provided in Section 2.13(b). Nothing in this Section shall be construed to constitute Administrative Agent’s or any Lender’s consent to any transaction that is not permitted by other provisions of this Agreement or the other Loan Documents.
               (vi) Notwithstanding the foregoing provisions of this Section 2.06(b), no prepayment of the Term Loans shall be made or required unless both prior to and immediately after giving effect thereto, (a) no “Loans” (as defined in the Revolving Loan Documents) are outstanding under the Revolving Loan Facility, (b) “Availability” (as defined under the Revolving Loan Documents) is equal to or greater than $100,000,000, (c) no Dominion Trigger Event (as defined in the Revolving Loan Documents) is continuing and (d) no “Default” or “Event of Default” (each as defined in the Revolving Loan Documents) has occurred and is continuing.
          (c) The Borrower shall notify the Administrative Agent by telephone (confirmed by facsimile) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Loan, not later than 12:00 noon, Central time, three (3) Business Days before the date of prepayment, and (ii) in the case of prepayment of an ABR Loan, not later than 1:00 p.m., Central time, one (1) Business Day before the date of prepayment. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each prepayment shall be applied ratably to the Term Loans. Prepayments shall be accompanied by accrued interest.
          (d) If on or prior to July 5, 2007 any portion of the Term Loans is prepaid, then in addition to any other amounts payable under this Agreement and any other Loan Document, the Borrower shall pay, on the date of such prepayment, to the Administrative Agent for the ratable benefit of the Lenders (in addition to the then outstanding principal, accrued interest and other charges then due and payable under the terms of this Agreement and any other Loan Document), a nonrefundable prepayment fee (the “Prepayment Fee”) equal to the amount so prepaid multiplied by 1.00%.

     Section 2.07 Fees. The Borrower agrees to pay the Agents and the Lenders (a) an unused line fee payable to the Administrative Agent, for the ratable benefit of the Lenders, at the rate of 1.00% per annum on the total amount of the Term Loan Facility for the period from the earlier of (i) the Closing Date, and (ii) the “Closing Date” (as defined in the Revolving Credit Facility) through the earlier of (i) the Funding Date, and (ii) the Final Funding Date, and (b) all other fees payable in the amounts and at the times separately agreed upon between the Borrower, the Agents and the Lenders, as the case may be. All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Agents or the Lenders, as applicable. Fees paid shall not be refundable under any circumstances.
     Section 2.08 Interest.
          (a) The Term Loans comprising each ABR Loan shall bear interest at the Alternate Base Rate plus the Applicable Margin.
          (b) The Term Loans comprising each Eurodollar Loan shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Eurodollar Loan plus the Applicable Margin.
          (c) Notwithstanding the foregoing, during the occurrence and continuance of an Event of Default, the Administrative Agent or the Required Lenders may, at their option, by notice to the Borrower (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 9.02 requiring the consent of each Lender affected thereby for reductions in interest rates), declare that (i) all Term Loans shall bear interest at 2% plus the rate otherwise applicable to such Term Loans as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount outstanding hereunder, such amount shall accrue at 2% plus the rate applicable to such fee or other obligation as provided hereunder.
          (d) Accrued interest on each Term Loan shall be payable in arrears on each Interest Payment Date for such Term Loan and upon the Termination Date; provided that (i) interest accrued pursuant to Section 2.08(c) shall be payable on demand; (ii) in the event of any repayment or prepayment of any Term Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment; and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Term Loan shall be payable on the effective date of such conversion.
          (e) All interest hereunder shall be computed on the basis of a year of 360 days, and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Adjusted LIBO Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.
     Section 2.09 Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurodollar Loan:

          (a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period; or
          (b) the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Term Loans (or its Term Loan) included in such Eurodollar Loan for such Interest Period;
then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or facsimile as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, any Interest Election Request that requests the conversion of any ABR Loan to, or continuation of any Eurodollar Loan as, a Eurodollar Loan shall be ineffective.
     Section 2.10 Increased Costs.
          (a) If any Change in Law shall:
               (i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate); or
               (ii) impose on any Lender or the London interbank market any other condition affecting this Agreement or Eurodollar Loans made by such Lender;
and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Term Loan) or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.
          (b) If any Lender determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Term Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.
          (c) A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in Section 2.10(a) or (b) shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within fourteen (14) days after receipt thereof.
          (d) Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.
     Section 2.11 Breakfunding Payments. In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default); (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto; (c) the failure to convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto; or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.14, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Eurodollar Loan had such event not occurred, at the Adjusted LIBO Rate (without including the Applicable Margin in such calculation) that would have been applicable to such Eurodollar Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Eurodollar Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within fourteen (14) days after receipt thereof.
     Section 2.12 Taxes.
          (a) Any and all payments by or on account of any obligation of the Borrower or the Guarantors hereunder shall be made free and clear of and without deduction for any Indemnified Taxes; provided that if the Borrower, any Guarantor or any Agent shall be required by law to deduct any Indemnified Taxes from such payments, then (i) the Borrower or such Guarantor, as the case may be, shall increase the sum payable as necessary so that after all required deductions and payments of Indemnified Taxes (including deductions and payments of Indemnified Taxes applicable to additional sums payable under this Section) any Agent or Lender (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made or such Indemnified Taxes been payable; (ii) the Borrower and/or the applicable Agent shall make such deductions of Taxes which they are required by law to deduct; and (iii) the Borrower and/or the applicable Agent shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.
          (b) In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.
          (c) The Borrower and the Guarantors shall indemnify each Agent and each Lender for the full amount of any Indemnified Taxes paid by such Agent or such Lender and each of their Tax Related Persons, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower hereunder (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority, but excluding penalties, interest and other expenses to the extent solely and directly attributable to the gross negligence or willful misconduct of the Person claiming such indemnity. Payment under this Section 2.12(c) shall be made within fourteen (14) days after the applicable Agent or Lender makes written demand therefor. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or by the applicable Agent on its own behalf or on behalf of a Lender or their respective Tax Related Persons, shall be conclusive absent manifest error.
          (d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower or a Guarantor to a Governmental Authority, to the extent such Indemnified Taxes or Other Taxes are imposed with respect to any payment by or on account of any obligation of the Borrower or any Guarantor hereunder or with respect to any Loan Documents, the Borrower or such Guarantor shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
          (e) Any Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower or any Guarantor is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower and the Administrative Agent, at the time or times prescribed by applicable law, the appropriate properly completed and executed Internal Revenue Service Form W-8 (including, without limitation, Form W-8ECI, W-8BEN or W-8IMY) or Form W-9 or any successor form thereto or such other evidence satisfactory to the Borrower and the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate. “United States persons” (within the meaning of Code Section 7701(a)(30)) that are “exempt recipients” (within the meaning of Treasury Regulations Section 1.6049-4(c)(1)(ii) (without regard to the third sentence thereof)) shall not be required to furnish an Internal Revenue Service Form W-9 unless (i) the Borrower reasonably believes that such person is, in fact, not an “exempt recipient,” and (ii) the Borrower timely and reasonably requests a Form W-9 from such Person (provided, however, that if a United States person is not legally entitled to deliver a Form W-9 as a result of a change in law occurring after the date hereof, such Person shall not be required to deliver such Form W-9).
          (f) If an Agent or a Lender determines, in its sole discretion, that it has received a refund of or credit against any Taxes paid by the Borrower or any Guarantor or as to which it has been indemnified by the Borrower or any Guarantor or with respect to which the Borrower or any Guarantor has paid additional amounts pursuant to this Section 2.12, it shall pay over such refund or the amount of such credit to the Borrower or such Guarantor (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower or such Guarantor under this Section 2.12 with respect to the Taxes giving rise to such refund or credit), net of all out-of-pocket expenses and Taxes of such Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund) within thirty (30) days of the receipt of such amount; provided, that the Borrower or such Guarantor upon the request of such Agent or such Lender, agrees to repay the amount paid over to the Borrower or such Guarantor (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to such Agent or such Lender in the event such Agent or such Lender is required to repay such refund to such Governmental Authority. Nothing in this Section 2.12(f) shall be construed to require any Agent or any Lender (or any of their Tax Related Persons) to make available its Tax returns (or any other information which it deems confidential) to the Borrower, any Guarantor or any other Person.
     Section 2.13 Payments Generally; Allocation of Proceeds; Sharing of Set-offs.
          (a) The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, or fees or of amounts payable under Section 2.10, 2.11 or 2.12 or otherwise) prior to 1:00 p.m., Central time, on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices at 120 South LaSalle Street, Chicago, Illinois, except that payments pursuant to Sections 2.10, 2.11, 2.12 and 9.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in Dollars.
          (b) Any proceeds of Collateral received by an Agent (i) not constituting either (A) a specific payment of principal, interest, fees or other sum payable under the Loan Documents (which shall be applied as specified by the Borrower) or (B) a mandatory prepayment (which shall be applied in accordance with Section 2.06), or (ii) after an Event of Default has occurred and is continuing and the Administrative Agent so elects or the Required Lenders so direct, such funds shall be applied ratably first, to pay any fees, indemnities, or expense reimbursements including amounts then due to any Agent from the Borrower, second, to pay any fees or expense reimbursements then due to the Lenders from the Borrower, third, to pay interest due in respect of the Term Loans, fourth, to pay the principal of the Term Loans; and

fifth, to the payment of any other Obligation due to any Agent or any Lender by the Borrower. Notwithstanding anything to the contrary contained in this Agreement, unless so directed by the Borrower, or unless a Default is in existence, neither the Administrative Agent, the Collateral Agent nor any Lender shall apply any payment which it receives to any Eurodollar Loan, except (a) on the expiration date of the Interest Period applicable to any such Eurodollar Loan or (b) in the event, and only to the extent, that there are no outstanding ABR Loans and, in such case, the Borrower shall pay the breakfunding payment required in accordance with Section 2.11. The Agents and the Lenders shall have the continuing and exclusive right to apply and reverse and reapply any and all such proceeds and payments to any portion of the Obligations.
          (c) If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Term Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Term Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Term Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Term Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Term Loans to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.
          (d) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
          (e) If any Lender shall fail to make any payment required to be made by it pursuant to this Agreement, then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the

Administrative Agent for the account of such Lender to satisfy such Lender’s obligations hereunder until all such unsatisfied obligations are fully paid.
     Section 2.14 Mitigation Obligations; Replacement of Lenders. If any Lender requests compensation under Section 2.10, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.12, then:
          (a) such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Term Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.10 or 2.12, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender (and the Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment); and
          (b) the Borrower may, at its sole expense and effort, require such Lender (a “Departing Lender”), upon notice by the Borrower to the Departing Lender and the Administrative Agent, to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld, conditioned or delayed; (ii) the Departing Lender shall have received payment of an amount equal to the outstanding principal of its Term Loans accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts); and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.10 or payments required to be made pursuant to Section 2.12, such assignment will result in a reduction in such compensation or payments. A Departing Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.
     Section 2.15 Indemnity for Returned Payments. If after receipt of any payment which is applied to the payment of all or any part of the Obligations, any Agent or Lender is for any reason compelled to surrender such payment or proceeds to any Person because such payment or application of proceeds is invalidated, declared fraudulent, set aside, determined to be void or voidable as a preference, impermissible setoff, or a diversion of trust funds, or for any other reason, then the Obligations or part thereof intended to be satisfied shall be revived and continued and this Agreement shall continue in full force as if such payment or proceeds had not been received by such Agent or such Lender and the Borrower shall be liable to pay to such Agent or such Lender, and the Borrower hereby indemnifies such Agent or such Lender and holds such Agent or such Lender harmless for the amount of such payment or proceeds surrendered. The provisions of this Section 2.15 shall be and remain effective notwithstanding any contrary action which may have been taken by any Agent or any Lender in reliance upon such payment or application of proceeds, and any such contrary action so taken shall be without prejudice to the Agents’ and the Lenders’ rights under this Agreement and the other Loan Documents and shall be deemed to have been conditioned upon such payment or application of proceeds having become final and irrevocable. The provisions of this Section 2.15 shall survive the termination of this Agreement.
ARTICLE III
REPRESENTATIONS AND WARRANTIES
     In order to induce the Lenders to make Term Loans hereunder and the Agents to enter into this Agreement, the Borrower and each of the Guarantors jointly and severally represent and warrant, as of the date hereof, as of the Closing Date and as of the Funding Date, as follows:
     Section 3.01 Organization and Authority. The Borrower, each of the Guarantors and each of the Significant Subsidiaries (i) is duly organized and validly existing under the laws of the jurisdiction of its organization and is duly qualified as a foreign organization and is in good standing in each jurisdiction in which the failure to so qualify would reasonably be expected to have a Material Adverse Effect, (ii) has the requisite corporate power and authority to effect the transactions contemplated hereby, and by the other Loan Documents to which it is a party, and (iii) has all requisite organizational power and authority and the legal right to own, pledge, mortgage and operate its properties, and to conduct its business as now or currently proposed to be conducted.
     Section 3.02 Due Execution. The execution, delivery and performance by each of the Borrower and the Guarantors of each of the Loan Documents to which such Person is a party (i) are within its organizational powers, have been duly authorized by all necessary organizational action including the consent of equity holders where required, and do not (A) contravene its charter or by-laws or other constituent documents, (B) violate any law (including, without limitation, the Securities Exchange Act of 1934) or regulation (including, without limitation, Regulations T, U or X of the Board of Governors of the Federal Reserve System), or any order or decree of any court or Governmental Authority, (C) conflict with or result in a breach of, or constitute a default under, any material indenture, mortgage or deed of trust or any material lease, agreement or other instrument binding on it or any of its respective properties, or (D) result in or require the creation or imposition of any Lien upon any of its property other than the Liens granted pursuant to this Agreement or the other Loan Documents; and (ii) do not require the consent, authorization by or approval of or notice to or filing or registration with any Governmental Authority, other than (x) any actions required outside of the United States (with respect to Collateral located outside of the United States or Collateral consisting of stock of foreign issuers) and (y) actions required under the Federal Assignment of Claims Act of 1940 in order to perfect the security interests of the Collateral Agent in the Collateral. This Agreement has been duly executed and delivered by the Borrower and each of the Guarantors. This Agreement is, and each of the other Loan Documents to which the Borrower and each of the Guarantors is or will be a party, when delivered hereunder or thereunder, will be, a legal, valid and binding obligation of the Borrower and each Guarantor, as the case may be, enforceable against the Borrower and the Guarantors, as the case may be, in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.
     Section 3.03 Statements Made. The information that has been delivered in writing by the Borrower or any of the Guarantors to the Administrative Agent in connection with any Loan Document, and any financial statement delivered pursuant hereto or thereto (other than to the extent that any such statements constitute Projections), taken as a whole and in light of the circumstances in which made, as of the date of delivery of such information or financial statement (other than Projections), contains no untrue statement of a material fact and does not omit to state a material fact necessary to make such statements not misleading (for the purpose of clarification, any financial statements that have been delivered, other than financial statements filed with the SEC and the annual financial statements delivered or to be delivered pursuant to Section 5.01(a), do not contain notes that would otherwise be required by GAAP); and, to the extent that any such information constitutes Projections, such Projections were prepared in good faith on the basis of assumptions, methods, data, tests and information believed by the Borrower or such Guarantor to be reasonable at the time such Projections were furnished. It is understood by the Administrative Agent and the Lenders that all the Projections may not prove to be correct, that actual future financial performance may vary from the Projections and that nothing contained in this Section 3.03 shall be construed as a warranty or guarantee of future financial performance.
     Section 3.04 Financial Statements. The Borrower has furnished the Administrative Agent with copies of, or has provided the Administrative Agent with an electronic link to the copies that have been made available through its website or that have been filed with the SEC via EDGAR, the unaudited consolidated financial statements of Parent and its Subsidiaries for the most recent Fiscal Quarter ended at least fifty (50) days prior to the Closing Date (unless such Fiscal Quarter is the fourth Fiscal Quarter, in which case the Borrower shall have delivered such financial statements for the Fiscal Quarter ended immediately prior thereto) and the audited consolidated financial statements of Parent and its Subsidiaries for the most recent Fiscal Year ended at least one hundred and five (105) days prior to the Closing Date. Subject to any qualifications set forth therein, (i) such financial statements present fairly the financial condition and results of operations of Parent and its Subsidiaries on a consolidated basis as of such date and for such period, (ii) such balance sheets and any notes thereto disclose all liabilities, direct or contingent, of Parent and its Subsidiaries as of the dates thereof required to be disclosed by GAAP and (iii) such financial statements were prepared in a manner consistent with GAAP. No event that had a Material Adverse Effect has occurred since December 31, 2005.
     Section 3.05 Real Property. As of the Closing Date, Schedule 3.05 sets forth a correct and complete list of all material real Property owned or leased by the Borrower or any Guarantor. No material default by Borrower or any Guarantor under any lease or sublease related to any leased or subleased real Property set forth on Schedule 3.05 exists and, to the knowledge of the Borrower and the Guarantors, no material default by any other party to any such lease or sublease exists. Except as set forth on Schedule 3.05, the Borrower and each Guarantor has good and indefeasible title to, or valid leasehold interests in, all of its material real and personal Property, free of all Liens other than those permitted by Section 6.01.

     Section 3.06 Liens. Except for Liens existing on the Closing Date as reflected on Schedule 3.06, there are no Liens of any nature whatsoever on any assets of the Borrower or any of the Guarantors other than: (i) Permitted Liens; (ii) other Liens permitted pursuant to Section 6.01; and (iii) Liens in favor of the Collateral Agent. Neither the Borrower nor any Guarantor is a party to any contract, agreement, lease or instrument the performance of which, either unconditionally or upon the happening of an event, will result in or require the creation of a Lien on any assets of the Borrower or any Guarantor or otherwise result in a violation of this Agreement other than (x) the Liens granted to the Collateral Agent and the Lenders as provided for in this Agreement and (y) the Liens granted to the “Administrative Agent” (as defined in the Revolving Loan Documents) and the “Lenders” (as defined in the Revolving Loan Documents) as provided for in the Revolving Loan Documents.
     Section 3.07 Compliance with Law. Except as set forth on Schedule 3.07, neither the Borrower nor any Guarantor is, to the best of their knowledge, in violation of any law (except those relating to Environmental Laws set forth on Schedule 3.21), rule or regulation, or in default with respect to any judgment, writ, injunction or decree of any Governmental Authority the violation of which, or a default with respect to which, would have a Material Adverse Effect.
     Section 3.08 Insurance. All policies of insurance of any kind or nature owned by or issued to the Borrower and the Guarantors, including, without limitation, policies of life, fire, theft, product liability, public liability, property damage, other casualty, employee fidelity, workers’ compensation, employee health and welfare, title, property and liability insurance, are in full force and effect and are of a nature and provide such coverage as is customarily carried by companies of the size and character of the Borrower and the Guarantors.
     Section 3.09 Use of Proceeds. The proceeds of the Term Loans will be used by the Borrower in accordance with, and in a manner and subject to the limitations described in, Section 5.10.
     Section 3.10 Litigation. Other than as set forth on Schedule 3.10, there are no actions, suits, proceedings or investigations pending or, to the actual knowledge of the Borrower or any of the Guarantors, threatened against or affecting the Borrower or any Guarantor or any of their respective properties, before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which would be reasonably likely to have a Material Adverse Effect.
     Section 3.11 Investment and Holding Company Status. None of the Borrower, the Guarantors nor any of their respective Subsidiaries is (a) an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940 or (b) a “holding company” as defined in, or subject to regulation under, the Public Utility Holding Company Act of 1935.
     Section 3.12 Taxes. Except as set forth on Schedule 3.12, the Borrower and each of the Guarantors have timely filed or caused to be filed all federal and all state and other material Tax returns and reports required by law to have been filed by each such Person and has paid or caused to be paid all federal and all state and other material Taxes required by law to have been paid by each such Person, except Taxes that are being contested in good faith by appropriate proceedings and for which the Borrower or such Guarantor, as applicable, has set aside on its books adequate reserves. Except as set forth on Schedule 3.12, no Tax liens have been filed, and no claims are being asserted with respect to any such Taxes except claims that are being contested in accordance with Section 5.04.
     Section 3.13 ERISA. No Termination Event has occurred that, when taken together with all other such Termination Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. The present value of all accumulated benefit obligations under each Plan (excluding the Terminated Plans) as of December 31, 2004, or the date of the most recent audited financial statements reflecting such amounts (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not exceed by more than $20,000,000 the fair market value of the assets of such Plan, and the present value of all accumulated benefit obligations of all underfunded Plans did not exceed by more than $20,000,000 the fair market value of the assets of all such underfunded Plans.
     Section 3.14 Disclosure. Except as disclosed in the Form 10-Q filed with the SEC by Parent and KACC on May 10, 2006, or in other periodic reports filed with the SEC after May 10, 2006, and prior to July 6, 2006, the Borrower and the Guarantors have disclosed to the Administrative Agent all agreements, instruments and corporate or other restrictions to which the Borrower, the Guarantors or any of their respective Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. No Lien has arisen with respect to any Plan.
     Section 3.15 Material Agreements. All material agreements and contracts to which the Borrower or any Guarantor is a party or is bound and which, under applicable law would be required to be filed with the SEC are either: (a) filed as exhibits to, or incorporated by reference in, the last Form 10-K or Form 10-Q prior to the Closing Date, or any Form 10-K, Form 10-Q or 8-K thereafter, in each case filed with the SEC by Parent and/or KACC or (b) are listed on Schedule 3.15. Neither the Borrower nor any Guarantor is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in (x) any material agreement to which such Person is a party or (y) any agreement or instrument evidencing or governing Indebtedness.
     Section 3.16 Reportable Transaction. The Borrower does not intend to treat the advances of Term Loans and related transactions as being a “reportable transaction” (within the meaning of Treasury Regulation Section 1.6011-4). In the event the Borrower determines to take any action inconsistent with such intention, the Borrower will promptly notify the Administrative Agent thereof.
     Section 3.17 Capitalization and Subsidiaries. Schedule 3.17 sets forth (a) a correct and complete list of the name and relationship to the Borrower of each and all of the Guarantors and their Significant Subsidiaries, (b) a true and complete listing of each class of each of the authorized Equity Interests of the Borrower, of which all of such issued shares are validly issued, outstanding, fully paid and non-assessable, and owned beneficially and of record by the Persons identified on Schedule 3.17, and (c) the type of entity of the Borrower and each of the Guarantors and each of their respective Significant Subsidiaries. All of the issued and outstanding Equity Interests owned by the Borrower or by any Guarantor has been (to the extent such concepts are relevant with respect to such ownership interests) duly authorized and issued and is fully paid and nonassessable. The Borrower may amend from time to time Schedule 3.17 (by delivery of a revised Schedule 3.17 to the Administrative Agent) upon the sale of any Significant Subsidiary which is permitted in this Agreement.
     Section 3.18 Common Enterprise. The Borrower and each Guarantor expect to derive benefit (and its board of directors or other governing body has determined that it may reasonably be expected to derive benefit), directly and indirectly, from (i) successful operations of the Borrower and Guarantors and (ii) the credit extended by the Lenders to the Borrower hereunder. The Borrower and each of the Guarantors has determined that execution, delivery, and performance of this Agreement and any other Loan Documents to be executed by the Borrower or such Guarantor is within its purpose, will be of direct and indirect benefit to the Borrower or such Guarantor and is in its best interest.
     Section 3.19 [Intentionally omitted.]
     Section 3.20 Labor Disputes. Except as set forth on Schedule 3.20, (a) there is no collective bargaining agreement or other labor contract covering employees of the Borrower or any Guarantor, (b) no such collective bargaining agreement or other labor contract is scheduled to expire during the term of this Agreement, (c) to the knowledge of the Borrower or any Guarantor, no union or other labor organization is seeking to organize, or to be recognized as, a collective bargaining unit of employees of the Borrower, any of the Guarantors or any of their respective Subsidiaries or for any similar purpose, and (d) there is no pending or to the knowledge of the Borrower or any Guarantor, threatened, strike, work stoppage, material unfair labor practice claim, or other material labor dispute against or affecting the Borrower, any Guarantor or their respective Subsidiaries or their employees.
     Section 3.21 Environmental Matters. (a) Except as set forth on Schedule 3.21(a):
               (i) all facilities and Property (including underlying groundwater) owned, operated, or leased by the Borrower, any Guarantor, or any of their Subsidiaries have been, and continue to be, in material compliance with all Environmental Laws;
               (ii) there are no pending or, to the knowledge of the Borrower or any Guarantor, after due inquiry, threatened
               (A) claims, complaints, notices, or requests for information received by the Borrower, any of the Guarantors, or any of their Subsidiaries, from any Governmental Authority, or from any Person which has commenced a legal proceeding against the Borrower, any of the Guarantors, or any of their respective Subsidiaries, with respect to any alleged violation of any Environmental Law, or

               (B) complaints, notices, or inquiries to the Borrower, any Guarantors, or any of their Subsidiaries, from any Governmental Authority, or from any Person which has commenced a legal proceeding against the Borrower, any of the Guarantors, or any of their Subsidiaries, regarding potential liability under any Environmental Law;
               (iii) there have been no Releases of Hazardous Materials at, on, into or under any Property now or previously owned, operated, or leased by the Borrower, any of the Guarantors, or any of their Subsidiaries that, singly, or in the aggregate, could reasonably be expected to have a Material Adverse Effect;
               (iv) the Borrower, the Guarantors, and their Subsidiaries have been issued and are in material compliance with all permits, certificates, approvals, licenses, and other authorizations required by any applicable Environmental Law relating to any environmental matters and necessary for their businesses;
               (v) no Property now or previously owned, operated, or leased by the Borrower, any of the Guarantors, or any of their Subsidiaries is listed or, to the knowledge of the Borrower or any of the Guarantors proposed for listing (with respect to owned Property only) on the National Priorities List pursuant to CERCLA or in the CERCLIS, or, to the knowledge of the Borrower or any of the Guarantors, on any similar state list of sites requiring investigation or clean-up;
               (vi) there are no underground storage tanks (as defined in 40 C.F.R. §280.1, as the same may be amended, modified, supplemented, or replaced from time to time), active or abandoned, including petroleum storage tanks, on or under any Property now or previously owned or leased by the Borrower, any of the Guarantors, or any of their Subsidiaries that, singly or in the aggregate, could reasonably be expected to have a Material Adverse Effect;
               (vii) neither the Borrower, any Guarantor, nor any of their Subsidiaries has, to the knowledge of the Borrower or any Guarantor, transported or arranged for the transportation of any Hazardous Material to any location which is listed or proposed for listing on the National Priorities List pursuant to CERCLA, on the CERCLIS or any similar state list or which is the subject of federal, state, or local enforcement actions or other investigations that could reasonably be expected to result in material claims against the Borrower, any Guarantor or any of their Subsidiaries for any remedial work, damage to natural resources, or personal injury, including claims under CERCLA; and
               (viii) there are no polychlorinated biphenyls or friable asbestos present at any real Property now or previously owned or leased by the Borrower, any of the Guarantors or any of their Subsidiaries that singly or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

          (b) Schedule 3.21(b) identifies all sites at which the Borrower, any of the Guarantors or any of their Subsidiaries are currently conducting cleanup or remediation or an investigation as to whether such cleanup or remediation is warranted or required.
     Section 3.22 Confirmation Order; District Court Order. The Confirmation Order has been entered by the Bankruptcy Court, is in full force and effect and has been affirmed by the District Court Order. The District Court has entered the District Court Order, such District Court Order is in full force and effect and the time to appeal such District Court Order or to seek review, rehearing or certiorari with respect to such District Court Order has expired, and no appeal or petition for review, rehearing or certiorari with respect to such order of the District Court is pending other than the Insurer Appeals and the McNeil Appeal, none of which will adversely affect the transactions contemplated hereby or have a Material Adverse Effect.
     Section 3.23 Consummation Date. All conditions to the occurrence of the Consummation Date have occurred or have been waived with the consent of the Administrative Agent and otherwise in accordance with the terms of the Reorganization Plan, and the Consummation Date has occurred or shall occur concurrently with the closing of this Agreement.
     Section 3.24 Solvency. (a) Immediately after the consummation of the transactions to occur on the date hereof, including the Restructuring Transactions and all distributions to be made on or about the Consummation Date in accordance with the Reorganization Plan and the incurrence of Indebtedness under the Revolving Loan Facility, and immediately following the making of the Term Loans and after giving effect to the application of the proceeds of the Term Loans, (i) the fair value of the assets of the Borrower and each Guarantor, at a fair valuation, will exceed the debts and liabilities, subordinated, contingent or otherwise, of the Borrower and each Guarantor, (ii) the present fair saleable value of the Property of the Borrower and each Guarantor is not less than the amount that will be required to pay the probable liability of the Borrower and each Guarantor on its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (iii) each of the Borrower and the Guarantors will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (iv) each of the Borrower and the Guarantors will not have unreasonably small capital with which to conduct the businesses in which such Person is engaged as such businesses are now conducted and are proposed to be conducted after the date hereof. The amount of contingent liabilities at any time shall be computed as the amount that, in light of all facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.
          (b) The Borrower and the Guarantors do not intend to, or believe that any of them or any of their Subsidiaries will, incur debts beyond its ability to pay such debts as they mature, taking into account the timing of and amounts of cash to be received by such Person or any such Subsidiary and the timing of the amounts of cash to be payable on or in respect of such Person’s Indebtedness or the Indebtedness of any such Subsidiary.
     Section 3.25 Security Interest in Collateral. The provisions of the Security and Pledge Agreement and the other Loan Documents create legal and valid Liens on all the Collateral in favor of the Collateral Agent, for the benefit of the Collateral Agent, the

Administrative Agent and the Lenders, and such Liens constitute perfected and continuing Liens on the Collateral, securing the Obligations, enforceable against the Borrower and the Guarantors and having priority over all other Liens on the Collateral except in the case of (a) Liens securing the “Secured Obligations” (as defined in the Revolving Loan Documents); (b) Liens permitted under Section 6.01, to the extent any such Permitted Liens would have priority over the Liens in favor of the Collateral Agent pursuant to any applicable law or any applicable agreement that is permitted hereunder; (c) Liens perfected only by possession (including possession of any certificate of title) to the extent the Collateral Agent has not obtained or does not maintain possession of such Collateral; and (d) Liens on real Property perfected only by recordation of a mortgage or deed of trust to the extent the Collateral Agent does not elect to require such a recorded instrument pursuant to clause (e) of Section 4.01.
ARTICLE IV
CONDITIONS OF LENDING
     Section 4.01 Conditions Precedent to Closing Date. The effectiveness of this Agreement is subject to the satisfaction (or waiver in accordance with Section 9.02) of the following conditions precedent:
          (a) Supporting Documents. The Administrative Agent shall have received from the Borrower and each of the Guarantors:
               (i) a copy of such entity’s certificate of incorporation or formation, as amended, certified as of a recent date by the Secretary of State of the state of its incorporation or formation;
               (ii) a certificate of such Secretary of State, dated as of a recent date, as to the good standing of and payment of taxes by that entity and as to the charter documents on file in the office of such Secretary of State;
               (iii) a certificate of the Secretary or an Assistant Secretary of that entity dated the Closing Date and certifying (A) that attached thereto is a true and complete copy of the by-laws or limited liability company agreement of that entity as in effect on the date of such certification, (B) that attached thereto is a true and complete copy of resolutions adopted by the Board of Directors or managers of that entity authorizing the Term Loans hereunder, the execution, delivery and performance in accordance with their respective terms of this Agreement, the Loan Documents and any other documents required or contemplated hereunder or thereunder and the granting of the Liens contemplated hereby, (C) that the certificate of incorporation or formation of that entity has not been amended since the date of the last amendment thereto indicated on the certificate of the Secretary of State furnished pursuant to clause (i) above and (D) as to the incumbency and specimen signature of each officer or manager of that entity executing this Agreement and the Loan Documents or any other document delivered by it in connection herewith or therewith (such certificate to contain a certification by another officer or manager of that entity as to the incumbency and signature of the officer signing the certificate referred to in this clause (iii));

               (iv) (A) a copy of the Reorganization Plan, substantially in the form of Exhibit A-1 and which is in all respects in form and substance satisfactory to the Administrative Agent and the Lenders, and (B) all orders of the Bankruptcy Court approving the Reorganization Plan, this Agreement, the Commitment Letter and the Fee Letter each in form and substance acceptable to the Agents and the Lenders;
               (v) a copy of the Confirmation Order, substantially in the form of Exhibit A-2, entered by the Bankruptcy Court and which is in all respects in form and substance satisfactory to the Administrative Agent and the Lenders and which is in full force and effect and has been affirmed by the District Court Order; and
               (vi) a copy of the District Court Order, substantially in the form of Exhibit A-3, entered by the District Court which affirms the Confirmation Order and which is in all respects in form and substance satisfactory to the Administrative Agent and the Lenders and which is in full force and effect and the time to appeal the District Court Order or to seek review, rehearing or certiorari with respect to the District Court Order shall have expired and no appeal or petition for review, rehearing or certiorari with respect to the Confirmation Order shall be pending other than the Insurer Appeals and the McNeil Appeal.
          (b) Consummation Date. All conditions to the occurrence of the effective date of the Reorganization Plan shall have occurred or shall have been waived in accordance with the terms of the Reorganization Plan, and the Consummation Date shall have occurred or shall occur concurrently with the closing of this Agreement.
          (c) Terms of Restructuring. The Administrative Agent and the Lenders shall be satisfied with, to the extent not specifically described in the Reorganization Plan, the material terms of the restructuring of the Borrower and the Guarantors (including, without limitation, changes to the current composition of the Board of Directors and of senior management and the capital and tax structure of the Borrower, each Guarantor and each of their respective Significant Subsidiaries).
          (d) Security and Pledge Agreement. The Borrower and each of the Guarantors shall have duly executed and delivered to the Collateral Agent a Security and Pledge Agreement in substantially the form of Exhibit B (the “Security and Pledge Agreement”), pursuant to which the Borrower and each of the Guarantors shall have granted to the Collateral Agent, for the benefit of the Agents and the Lenders, a second priority, perfected security interest in the Collateral (free and clear of all Liens, other than Permitted Liens and other Liens permitted under the Loan Documents), and shall have filed appropriately completed and duly executed Uniform Commercial Code financing statements.
          (e) Mortgages. The Borrower and each of the Guarantors shall have duly executed and delivered to the Collateral Agent a Mortgage, substantially in the form of Exhibit F, duly executed by the Borrower or the applicable Guarantor, in or to any real Property listed on Schedule 4.01(e).

          (f) Intercreditor Agreement. Pursuant to the Intercreditor Agreement, the “Lenders” (as defined in the Revolving Loan Documents) shall have agreed to terms and conditions acceptable to the Administrative Agent and the Lenders.
          (g) Intellectual Property. The Borrower and each of the Guarantors shall have made arrangements satisfactory to the Administrative Agent to duly record all appropriate documents in the U.S. Patent and Trademark Office, the United States Copyright Office, and any applicable domain name registry, as applicable.
          (h) Repayment of Existing Indebtedness. The Existing Credit Agreement and all commitments thereunder to lend shall have been terminated, all amounts outstanding thereunder (other than in respect of existing letters of credit issued thereunder which shall become “Letters of Credit” (under and as defined in the Revolving Loan Documents)) shall have been paid in full or cash collateralized and all Liens on the assets of the Borrower, Guarantors or any of their Subsidiaries securing any obligations thereunder or under any related agreement shall have been permanently released and the Administrative Agent shall have received evidence satisfactory in form and substance to it demonstrating such termination, payment and release.
          (i) Opinion of Counsel. The Administrative Agent and the Lenders shall have received the favorable written opinion of counsel to the Borrower and the Guarantors reasonably acceptable to the Administrative Agent, dated the Closing Date substantially in the form of Exhibit C.
          (j) Fees and Expenses. Parent or the Borrower shall have paid (i) to the Administrative Agent , the then unpaid balance of all accrued and unpaid Fees due under and pursuant to this Agreement and the Fee Letter, and (ii) to the Administrative Agent and the Collateral Agent, as applicable, all accrued and unpaid legal fees and expenses of the Administrative Agent and the Collateral Agent that the Borrower and the Guarantors are not otherwise prohibited from paying by an order of the Bankruptcy Court. The Administrative Agent shall also have received a duly executed and delivered Second Amended and Restated Fee Letter, substantially in the form of Exhibit H.
          (k) Certificates of Insurance. The Borrower and the Guarantors shall have delivered to the Administrative Agent certificates of insurance reasonably satisfactory to the Administrative Agent in all respects evidencing the existence of all insurance required to be maintained by the Borrower and the Guarantors pursuant to Section 5.03 of this Agreement.
          (l) Material Consents. The Borrower and the Guarantors shall have delivered to the Administrative Agent all material consents listed on Schedule 4.01(l).
          (m) Corporate and Judicial Proceedings. All corporate and judicial proceedings and all instruments and agreements in connection with the transactions among the Borrower, the Guarantors, the Agents and the Lenders contemplated by this Agreement shall be reasonably satisfactory in form and substance to the Administrative Agent, and the Administrative Agent shall have received all information and copies of all material documents and papers which the Administrative Agent may have reasonably requested in connection therewith, such documents and papers where appropriate to be certified by proper corporate, governmental or judicial authorities.
          (n) Information. The Administrative Agent shall have received such information (financial or otherwise) as may be reasonably requested by the Administrative Agent.
          (o) Projections. The Administrative Agent and the Lenders shall have received a copy of the initial Projections of Parent, which Projections shall cover a period commencing on or prior to the Closing Date and ending December 31, 2008, such Projections to be satisfactory in form and substance to the Administrative Agent.
          (p) Compliance with Material Laws and Regulations. The Borrower and the Guarantors shall have granted the Administrative Agent access to and the right to inspect all reports, audits and other internal information of the Borrower and the Guarantors relating to environmental matters, and any third party verification of certain matters relating to compliance with Environmental Laws reasonably requested by the Administrative Agent, and the Administrative Agent shall be reasonably satisfied (x) that the Borrower and the Guarantors are in compliance in all material respects with all applicable material laws and regulations (including but not limited to ERISA (except for such violations as set forth on Schedule 3.07), margin regulations, bank regulatory limitations and Environmental Laws) and (y) that the Borrower and Guarantors have made adequate provision for the costs of maintaining such compliance.
          (q) UCC Searches. The Administrative Agent shall have received UCC searches (including tax liens and judgments) and patent and trademark searches conducted in the jurisdictions in which the Borrower and the Guarantors conduct business (dated as of a date reasonably satisfactory to the Agent), reflecting the absence of Liens and encumbrances on the assets of the Borrower and the Guarantors other than such Liens permitted under the Loan Documents and other Liens as may be satisfactory to the Administrative Agent.
          (r) Closing Documents. The Administrative Agent shall have received all documents required by this Section 4.01 and each item listed on the closing checklist, in each case, each reasonably satisfactory in form and substance to the Administrative Agent.
          (s) Representations and Warranties. All representations and warranties contained in this Agreement and the other Loan Documents shall be true and correct on and as of the Closing Date with the same effect as if made on and as of such date except to the extent such representations and warranties expressly relate to an earlier date, in which case they shall be true and correct as of such earlier date.
          (t) No Default. At the time of and immediately after giving effect to the execution and delivery of this Agreement, no Default shall have occurred and be continuing.
The execution and delivery by the Borrower of this Agreement on the Closing Date shall be deemed to be a representation and warranty by the Borrower that the conditions specified in this Section 4.01 have been satisfied or waived at that time.

     Section 4.02 Conditions Precedent to Funding Date. The obligation of the Lenders to make the Term Loans on the Funding Date is subject to the satisfaction (or waiver in accordance with Section 9.02) of the following conditions precedent:
          (a) Notice. The Administrative Agent shall have received a notice with respect to such borrowing as required by Article II.
          (b) Representations and Warranties. All representations and warranties contained in this Agreement and the other Loan Documents shall be true and correct on and as of the Funding Date with the same effect as if made on and as of such date except to the extent such representations and warranties expressly relate to an earlier date, in which case they shall be true and correct as of such earlier date.
          (c) No Default. At the time of and immediately after giving effect to the making of the Term Loans, no Default shall have occurred and be continuing.
          (d) Payment of Fees. Parent or the Borrower shall have paid to the Administrative Agent the then unpaid balance of all accrued and unpaid Fees then due under and pursuant to this Agreement and the Fee Letter.
The acceptance by the Borrower of the proceeds of the Term Loans on the Funding Date shall be deemed to be a representation and warranty by the Borrower that the conditions specified in this Section 4.02 have been satisfied or waived at that time. The Administrative Agent may (but shall not be obligated to) require a duly completed compliance certificate with respect to the foregoing as a condition to making the Term Loans.
ARTICLE V
AFFIRMATIVE COVENANTS
     From the date hereof and for so long as any Commitment shall be in effect or any Term Loan shall remain outstanding or any amount shall remain outstanding or unpaid under this Agreement or any other Loan Document, the Borrower and each of the Guarantors agree, jointly and severally with the Borrower and each other Guarantor, that the Borrower and each of the Guarantors will:
     Section 5.01 Financial Statements, Reports, etc. In the case of the Borrower and the Guarantors, deliver to the Administrative Agent:
          (a) on or before the date upon which Parent’s annual report on Form 10-K is required to be filed with the SEC (and in any event within one hundred five (105) days after the end of each Fiscal Year), Parent’s (i) audited consolidated balance sheet and related statements of income, stockholders’ equity and cash flows, showing the financial condition of Parent and its Subsidiaries on a consolidated basis as of the close of such Fiscal Year and the results of their operations during such year, such consolidated financial statements to be audited for Parent and its Subsidiaries by Deloitte & Touche LLP or other independent public accountants of recognized national standing and accompanied by an audit opinion of such accountants (without (i) in the case of Fiscal Years ending on or after December 31, 2006, a “going concern” or like qualification, exception, or explanatory paragraph and (ii) in the case of any Fiscal Year, without any qualification or exception as to the scope of such audit) and to be certified by a Financial Officer of Parent to the effect that such consolidated financial statements fairly present the financial condition and results of operations of Parent and its Subsidiaries on a consolidated basis in accordance with GAAP and (ii) unaudited consolidating balance sheet and related unaudited consolidating statements of income as of the close of the fourth Fiscal Quarter and as of the close of such Fiscal Year, all such consolidating financial statements showing separately the financial condition of Parent and its Significant Subsidiaries; provided, however, that any document required to be delivered pursuant to this Section 5.01(a) shall be deemed to have been furnished to the Administrative Agent if the Borrower or Parent has provided the Administrative Agent with a link to such documents that have been made available through its website or that have been filed with the SEC via EDGAR;
          (b) on or before the date upon which Parent’s quarterly report on Form 10-Q is required to be filed with the SEC (and in any event, within fifty (50) days after the end of each of the first three Fiscal Quarters of Parent), Parent’s (i) unaudited consolidated balance sheets and related unaudited statements of income, stockholders’ equity and cash flows, showing the financial condition of Parent and its Subsidiaries on a consolidated basis as of the close of such Fiscal Quarter and the results of their operations during such Fiscal Quarter and the then elapsed portion of the Fiscal Year, certified by a Financial Officer of Parent as fairly presenting the financial condition and results of operations of Parent and its Subsidiaries on a consolidated basis in accordance with GAAP, subject to normal year-end audit adjustments and the absence of footnotes and (ii) unaudited consolidating balance sheet and related unaudited consolidating statements of income as of the close of the such Fiscal Quarter, all such consolidating financial statements showing separately the financial condition of Parent and its Significant Subsidiaries; provided, however, that any document required to be delivered pursuant to this Section 5.01(b) shall be deemed to have been furnished to the Administrative Agent if the Borrower or Parent has provided the Administrative Agent with a link to such documents that have been made available through its website or that have been filed with the SEC via EDGAR;
          (c) commencing with the first Fiscal Month following the Closing Date as soon as available, but no more than 30 days after the end of each month, the unaudited consolidated balance sheet as of the close of such Fiscal Month and related unaudited consolidated statements of income and cash flow of Parent and its Subsidiaries during such month and the year to date period;
          (d) (i) concurrently with any delivery of financial statements under paragraphs (a), (b) and (c) above, a certificate of a Financial Officer of Parent certifying that such financial statements fairly present the financial condition and results of operations of Parent and its Subsidiaries in accordance with GAAP, subject to normal year-end audit adjustments and the absence of footnotes; and (ii) concurrently with any delivery of financial statements under paragraph (a) above, a certificate in accordance with prevailing professional standards (which certificate may be limited to accounting matters and disclaim responsibility for legal interpretations) of the accountants auditing the consolidated financial statements delivered under paragraph (a) above certifying that, in the course of the regular audit of the business of Parent and its Subsidiaries, such accountants have obtained no knowledge that a Default or Event of Default has occurred and is continuing or if, in the opinion of such accountants, a Default or

Event of Default has occurred and is continuing, specifying the nature thereof and all relevant facts with respect thereto;
          (e) as soon as available, but not more than sixty (60) days after the end of each Fiscal Year, commencing with the Fiscal Year ending December 31, 2006, a copy of the plan and forecast (including a projected consolidated balance sheet, income statement and funds flow statement) of Parent on a consolidated basis for each month of the then current Fiscal Year (the “Projections”) in form reasonably satisfactory to the Administrative Agent;
          (f) such other information respecting the Borrower, any Guarantor or any of their Subsidiaries as the Administrative Agent may from time to time reasonably request;
          (g) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Borrower, any Guarantor or any of their Subsidiaries with the SEC (provided that any such documents shall be deemed delivered on the date the Borrower or Parent provides to Administrative Agent a link to where such documents were filed electronically via EDGAR or such documents have been made publicly available on Parent’s website), or any governmental authority succeeding to any of or all the functions of said commission, or with any national securities exchange, as the case may be;
          (h) as soon as available and in any event within thirty (30) days after the Borrower or any ERISA Affiliate knows that any Termination Event has occurred with respect to any Plan, a statement of a Financial Officer of Parent describing the full details of such Termination Event and the action, if any, which the Borrower or such ERISA Affiliate is required or proposes to take with respect thereto, together with any notices required or proposed to be given to or filed with or by the Borrower, such ERISA Affiliate, the PBGC, a Plan participant or the Plan administrator with respect thereto;
          (i) promptly and in any event within ten (10) days after receipt thereof by the Borrower or any ERISA Affiliate from a Multiemployer Plan sponsor, a copy of each notice received by the Borrower or any ERISA Affiliate concerning (A) the imposition of Withdrawal Liability by a Multiemployer Plan, (B) the determination that a Multiemployer Plan is, or is expected to be, in reorganization within the meaning of Title IV of ERISA, (C) the termination of a Multiemployer Plan within the meaning of Title IV of ERISA, or (D) the amount of liability incurred, or which may be incurred, by the Borrower or any ERISA Affiliate in connection with any event described in clause (A), (B) or (C) above;
          (j) promptly and in any event within ten (10) days after receipt thereof by the Borrower or any ERISA Affiliate from the PBGC copies of each notice received by the Borrower or any such ERISA Affiliate of the PBGC’s intention to terminate any Single Employer Plan of the Borrower or such ERISA Affiliate other than the Terminated Plans or to have a trustee appointed to administer any such Plan;
          (k) within 10 days after notice is given or required to be given to the PBGC under Section 302(f)(4)(A) of ERISA of the failure of the Borrower or any ERISA Affiliate to make timely payments to a Plan other than such payments as are required to be made within 31 days after the effective date of the Settlement Agreement, a copy of any such notice filed and a statement of a Financial Officer of Parent setting forth (A) sufficient information necessary to determine the amount of any lien under Section 302(f)(3), (B) the reason for the failure to make the required payments and (C) the action, if any, which the Borrower or any ERISA Affiliate proposed to take with respect thereto;
          (l) promptly upon obtaining knowledge thereof, notice by the holder of any Equity Interests of the Borrower or any Guarantor or the holder of any Indebtedness of the Borrower or any Guarantor in excess of $20,000,000 that any default exists with respect thereto or that the Borrower or any Guarantor is not in compliance therewith;
          (m) promptly upon receipt thereof, any notice of any governmental investigation or any litigation commenced or threatened against the Borrower or any Guarantor that could reasonably be expected to have a Material Adverse Effect;
          (n) promptly upon the Borrower or any Guarantor obtaining knowledge thereof, notice of any Lien (other than Permitted Liens and other Liens permitted under the Loan Documents) or any claim made or asserted against the Collateral having a value in excess of $5,000,000;
          (o) promptly upon the commencement thereof, notice of any proceedings with respect to any Tax, fee, assessment, or other governmental charge in excess of $5,000,000;
          (p) promptly upon obtaining knowledge thereof, notice of any loss, damage, or destruction to Collateral having a book value of $5,000,000 or more, whether or not covered by insurance;
          (q) immediately after the Borrower or any Guarantor obtaining knowledge thereof, notice of any pending strike, work stoppage, unfair labor practice claim, or other labor dispute affecting the Borrower, any Guarantor or any of their respective Subsidiaries in a manner which could reasonably be expected to have a Material Adverse Effect; and
          (r) promptly upon obtaining knowledge thereof, notice of any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.
With respect to any report, balance sheet, statement, certificate, plan, forecast, schedule, summary or other document delivered by Parent or the Borrower to the Administrative Agent pursuant to clauses (a) through (f) of this Section, the Administrative Agent shall deliver each such document to the Lenders by complying with the requirements contained in Section 9.01 or by posting such document to Intralinks or an equivalent means of electronic delivery to which the Lenders have access. Each notice delivered under clauses (j) through (r) of this Section shall be accompanied by a statement of a Financial Officer or other executive officer of Parent or the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.
     Section 5.02 Corporate Existence. Preserve and maintain in full force and effect all governmental rights, privileges, qualifications, permits, licenses and franchises necessary or desirable in the normal conduct of its business except (i) if (A) in the reasonable business judgment of Parent, it is in the best economic interest of the Borrower and the Guarantors taken as a whole not to preserve and maintain such rights, privileges, qualifications, permits, licenses and franchises, and (B) such failure to preserve the same could not, in the aggregate, reasonably be expected to have a Material Adverse Effect on the operations, business, properties, assets, prospects or financial condition (of the Borrower and the Guarantors, taken as a whole, and (ii) as otherwise permitted in connection with sales of assets permitted by Section 6.10.
     Section 5.03 Insurance. Maintain with financially sound and reputable carriers acceptable to the Administrative Agent in its Permitted Discretion (including, consistent with past practice, insurance companies affiliated with Parent), insurance with respect to their Properties and business (including business interruption insurance, fire insurance and public liability insurance) in such amounts, of such character and against such risks acceptable to the Administrative Agent in its Permitted Discretion and as are usually maintained by companies engaged in the same or similar business or having comparable properties, and in any case having a coverage which is not materially less than the insurance of such type maintained by the Borrower and the Guarantors on the date of this Agreement, provided that neither the Borrower nor any Guarantor will use or permit any property to be used in any manner which might render inapplicable any insurance coverage; provided, however, that all such proceeds shall be applied in accordance with Section 2.06. Upon repayment in full of all obligations outstanding under the Revolving Loan Facility and termination of the commitments thereunder, all property insurance covering Collateral maintained by the Borrower and the Guarantors shall name the Collateral Agent as sole loss payee. All liability insurance maintained by the Borrower and the Guarantors with respect to occurrences arising out of or relating to the Collateral shall name the Administrative Agent, the Collateral Agent and the Lenders as additional insured. All such property and liability insurance shall further provide for at least thirty (30) days’ prior written notice (ten (10) days’ prior written notice with respect to cancellation for non-payment of premium or at the request of the insured) to the Administrative Agent of the cancellation or substantial modification thereof.
     Section 5.04 Obligations and Taxes. With respect to the Borrower and each Guarantor, pay all its material obligations promptly and in accordance with their terms and pay and discharge promptly all material Taxes imposed upon it or upon its income or profits or in respect of its property, before the same shall become delinquent, as well as all material lawful claims for labor, materials and supplies or otherwise which, if unpaid, would become a Lien or charge upon such properties or any part thereof (other than a Permitted Lien); provided, however, that neither the Borrower nor any Guarantor shall be required to pay and discharge or to cause to be paid and discharged any such obligation, Tax or claim to the extent that (i) it is being contested in good faith by appropriate proceedings, (ii) adequate reserves for it have been set aside on the books of the Borrower and the Guarantors, and (iii) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.
     Section 5.05 Notice of Event of Default, etc. Promptly but no later than five (5) Business Days after the Borrower has knowledge of a Default or an Event of Default, give to the Administrative Agent notice in writing of such Default or Event of Default.

     Section 5.06 Access to Books and Records. Maintain or cause to be maintained at all times true and complete books and records in accordance with GAAP of the financial operations of the Borrower and the Guarantors; and provide the Agents and their representatives and advisors access to all such books and records during regular business hours, in order that the Agents may upon reasonable prior notice examine and make abstracts from such books, accounts, records, appraisals and other papers for the purpose of verifying the accuracy of the various reports delivered by the Borrower or the Guarantors to the Agents or the Lenders pursuant to this Agreement or for otherwise ascertaining compliance with this Agreement; and at any reasonable time and from time to time during regular business hours, upon reasonable notice and with reasonable frequency, permit the Agents and any agents or representatives (including, without limitation, appraisers) thereof to visit the properties of the Borrower and the Guarantors and to conduct examinations of and to monitor the Collateral held by the Collateral Agent, in each case at the expense of the Borrower.
     Section 5.07 Projections. Make the Financial Officers of Parent available to discuss the Projections (copies of which have heretofore been delivered to the Administrative Agent and the Lenders pursuant to clause (o) of Section 4.01 or Section 5.01(e) (as applicable)) with the Administrative Agent and/or the Lenders upon the Administrative Agent’s reasonable request.
     Section 5.08 Maintenance of Properties and Intellectual Property Rights. (a) Keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, and (b) obtain and maintain in effect at all times all material intellectual property rights, licenses and permits, which are necessary for it to own its property or conduct its business as currently conducted and not dispose of, grant, or permit to lapse any rights to any material intellectual property except as otherwise expressly permitted hereunder.
     Section 5.09 Compliance with Laws. Comply in all material respects with all laws (except those relating to Environmental Laws, which compliance is subject to Section 5.12), rules, regulations and orders of any Governmental Authority applicable to it or its property.
     Section 5.10 Use of Proceeds. Use the proceeds of the Term Loans only for (i) refinancing of the amounts outstanding under the Existing Credit Agreement, (ii) financing of administrative expenses incurred in connection with emerging from bankruptcy, (iii) payment of the Claims contemplated by the Reorganization Plan, (iv) working capital and capital expenditures, including Permitted Acquisitions, (v) other general corporate purposes of the Borrower and the Guarantors and (vi) payment of any related transaction costs, fees and expenses. Such proceeds may not be used (a) in connection with the investigation (including discovery proceedings), initiation or prosecution of any claims, causes of action, adversary proceedings or other litigation against the Lenders or the Agents in their capacities as such and (b) for any purpose that would violate any of the Regulations of the Board, including Regulations T, U and X.
     Section 5.11 Additional Collateral; Further Assurances. (a) Unless the Required Lenders otherwise consent and subject to the requirements of applicable law, cause each of its wholly owned Subsidiaries (excluding any foreign Subsidiary and all Excluded Subsidiaries)

formed or acquired after the Closing Date in accordance with the terms of this Agreement to (i) become a Guarantor by executing a Joinder Agreement substantially in the form of Exhibit E hereto (the “Joinder Agreement”) and (ii) grant Liens to the Collateral Agent, for the benefit of the Administrative Agent, the Collateral Agent and the Lenders, in any Property of such new Guarantor, as the case may be, which constitutes Collateral.
          (b) Cause (i) 100% of the issued and outstanding Equity Interests of (A) each of the Borrower’s and each Guarantor’s domestic Subsidiaries and (B) Reorganized KACC (provided however that neither this provision nor any such pledge of Reorganized KACC shall effect, nor shall either be construed as effecting, a pledge of the Equity Interests of any Subsidiary of Reorganized KACC) and Kaiser Bauxite, and (ii) 65% of the issued and outstanding Equity Interests in (A) each foreign Subsidiary directly owned by the Borrower or any Guarantor and (B) Trochus, to be subject at all times to a first priority Lien in favor of the Collateral Agent (second priority so long as the Revolving Loan Facility is in existence) pursuant to the terms and conditions of the Loan Documents or other security documents as the Agents shall reasonably request; provided, that, with respect to (y) any Subsidiary that is organized outside of the United States, Canada, or Bermuda, and is not a Significant Subsidiary, and (z) Trochus, no Borrower or Guarantor shall be required to take any action under the laws of the jurisdiction of organization of such Person to perfect or register the pledge of such shares and that the Borrower and the Guarantors shall have until the date that is the 30th day after the Closing Date to perfect the pledge of shares of (i) KACL under the laws of Canada or Ontario and (ii) Trochus under the laws of Bermuda.
          (c) Execute and deliver, or cause to be executed and delivered, to the Agents such documents and agreements, and take or cause to be taken such actions as the Agents may, from time to time, reasonably request to carry out the terms and conditions of this Agreement and the other Loan Documents, including but not limited to all items of the type required by Article IV (as applicable).
          (d) If any material assets (including any real Property or improvements thereto or any interest therein) are acquired by the Borrower or any Guarantor after the Closing Date (other than assets constituting Collateral under the Security and Pledge Agreement that become subject to a Lien in favor of the Collateral Agent upon acquisition thereof), notify the Agents and the Lenders thereof, and, if requested by any Agent or the Required Lenders after consultation with the Borrower, the Borrower will cause such assets to be subjected to a Lien securing the Obligations and will take, or cause the Guarantors to take, such actions as shall be necessary or reasonably requested by any Agent, to grant and perfect such Lien, including actions described in Section 5.11(c) and, in the case of acquired owned real Property, a Mortgage, all at the expense of the Borrower.
          (e) If the Borrower or any Guarantor delivers to the “Administrative Agent” or the “Lenders” under, and as defined in, the Revolving Loan Documents, any environmental reports, surveys, documentation regarding flood insurance, title insurance policies or commitments, appraisals, opinions of local counsel, UCC fixture financing statements, or other documentation pursuant to the terms of the Revolving Loan Documents with respect to any real Property (i) listed on Schedule 4.01(e) or (ii) with respect to which a mortgage has been delivered pursuant to Section 5.11(c), such Borrower or Guarantor shall simultaneously deliver to the Administrative Agent comparable documents, mutatis mutandis, for the benefit of the Administrative Agent, the Collateral Agent and/or the Lenders, as applicable.
     Section 5.12 Environmental Covenant. The Borrower and the Guarantors will, and will cause each of their Subsidiaries to:
          (a) use and operate all of their respective facilities and properties in material compliance with all Environmental Laws, keep all necessary permits, approvals, certificates, licenses, and other authorizations required by applicable Environmental Laws relating to environmental matters in effect and remain in material compliance therewith, and handle all Hazardous Materials in material compliance with all applicable Environmental Laws;
          (b) (i) as soon as possible and in any event not later than fifteen (15) Business Days after the Borrower becomes aware of the receipt thereof, notify the Administrative Agent and provide copies of all written claims, complaints, notices, or inquiries by a Governmental Authority, or any Person which has commenced a legal proceeding against the Borrower, any of the Guarantors, or any of their Subsidiaries, relating to compliance by the Borrower, any of the Guarantors or any of their Subsidiaries with, or potential liability of the Borrower, any of the Guarantors or any of their Subsidiaries under, Environmental Laws; and
               (ii) with reasonable diligence cure all environmental defects and conditions which are the subject of any actions and proceedings against the Borrower, any of the Guarantors or any of their Subsidiaries relating to compliance with Environmental Laws, except to the extent such actions and proceedings (or the obligation of the Borrower, any of the Guarantors or any of their Subsidiaries to cure such defects and conditions) are stayed or are being contested by the Borrower, any of the Guarantors or any of their Subsidiaries in good faith by appropriate proceedings; and
          (c) provide such information, access, and certifications which the Administrative Agent may reasonably request form time to time to evidence compliance with this Section 5.12.
ARTICLE VI
NEGATIVE COVENANTS
     From the date hereof and for so long as any Commitment shall be in effect or any amount shall remain outstanding or unpaid under this Agreement, the Borrower and each Guarantor covenants and agrees that it will not, nor will it permit any of their respective Significant Subsidiaries to (provided that nothing in this Article VI shall prohibit (x) the consummation of the Restructuring Transactions on or about the Consummation Date or (y) the creation or funding of the PI Trusts with the PI Trust Assets, in each case, pursuant to, and in accordance with, the Reorganization Plan):
     Section 6.01 Liens. Incur, create, assume or suffer to exist any Lien on any asset of the Borrower or any Guarantor, now owned or hereafter acquired by the Borrower or any Guarantor, other than (i) Liens described in Schedule 3.06; (ii) Permitted Liens; (iii) Liens in favor of the Collateral Agent and the Lenders securing the Obligations; (iv) Liens securing the

“Secured Obligations” (as defined in the Revolving Loan Documents) granted pursuant to the Revolving Loan Documents; (v) Liens securing purchase money Indebtedness or Capital Leases permitted by Section 6.03(iii); provided that (y) such security interests and the Indebtedness secured thereby are incurred prior to or within ninety (90) days after acquisition of the financed Property or assets; and (z) such security interests shall not apply to any property or assets of the Borrower, any Guarantor or any of their Subsidiaries other than assets or property financed by such Indebtedness or subject to such Capital Leases; (vi) Liens securing judgment for the payment of money not constituting an Event of Default under Section 7.01(k); (vii) Liens on property of a Person existing at the time such Person is merged into or consolidated with a Borrower or Guarantor or Significant Subsidiary or becomes a Borrower or Guarantor or a Significant Subsidiary or on any acquired property, in each case, in connection with an Investment or acquisition permitted under Section 6.07; provided that (x) such Liens were not created in contemplation of or in connection with such acquisition or such Person becoming a Borrower or Guarantor or a Significant Subsidiary, as the case may be, (y) such Lien shall not apply to any other property or assets of such Person, and (z) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Borrower or Guarantor or a Significant Subsidiary, as the case may be, and extensions, renewals and replacements thereof that do not increase the outstanding principal amount of the obligations secured by such Lien and that are otherwise permitted hereunder; and (viii) precautionary UCC filings by lessors under operating leases covering the Property subject to such leases and UCC filings in respect of Liens permitted under this Section 6.01.
     Section 6.02 Merger, etc. Consolidate or merge with or into another Person; provided that (i) any Guarantor, other than Parent, may dissolve, merge or liquidate with or into the Borrower so long as the Borrower is the entity surviving such merger; (ii) any Guarantor may dissolve, merge or liquidate with or into any other Guarantor, so long as, in the case of a merger with Parent, Parent is the entity surviving such merger; (iii) any Subsidiary of the Borrower or a Guarantor may dissolve, merge or liquidate with or into the Borrower or a Guarantor so long as the Borrower or Guarantor is the entity surviving any such dissolution, merger or liquidation; (iv) any Subsidiary of the Borrower or a Guarantor that is not the Borrower or a Guarantor may dissolve, merge or liquidate with or into any other Subsidiary of the Borrower or a Guarantor other than an Excluded Subsidiary; and (v) in connection with any Permitted Acquisition under Section 6.07(vi), any subsidiary of the Borrower or Guarantor may merge or consolidate with another Person or permit any other Person to merge into or consolidate with it (subject to clause (f) of the definition of the term “Permitted Acquisition”).
     Section 6.03 Indebtedness. Contract, create, incur, assume or suffer to exist any Indebtedness, except for (i) the Obligations; (ii) Revolving Loan Indebtedness and extensions, refinancings, refundings, replacements or renewals of such Indebtedness, provided that the sum of (x) the aggregate principal amount of all “Loans” (as defined in the Revolving Loan Documents), plus (y) without duplication of amounts included in clause (x), the aggregate amount of “Letter of Credit Exposure” (as defined in the Revolving Loan Documents) shall not exceed $275,000,000; (iii) Indebtedness with respect to existing Capital Lease Obligations and purchase money Indebtedness for fixed or capital assets and extensions, refinancings, replacements or renewals of such Indebtedness permitted by clause (xii) below; (iv) intercompany Indebtedness of the Borrower or any Guarantor to the Borrower or any Guarantor; provided such intercompany Indebtedness is subordinated to the Obligations pursuant to an

Intercompany Subordination Agreement substantially in the form of Exhibit G hereto (the “Intercompany Subordination Agreement”) or otherwise in a manner satisfactory to the Administrative Agent; (v) Indebtedness arising from Investments (other than Permitted Acquisitions) permitted by Section 6.07 and Indebtedness of a Person existing at the time such Person is merged into or consolidated with a Borrower or Guarantor or Significant Subsidiary or becomes a Borrower or Guarantor or a Significant Subsidiary, in each case, in connection with an Investment or acquisition permitted under Section 6.07; provided that such Indebtedness was not incurred in contemplation of or in connection with such Investment or Permitted Acquisition; (vi) Indebtedness in respect of obligations pursuant to any Permitted Commodity Swap Agreement; (vii) Indebtedness incurred by the Borrower or any Guarantor under Swap Agreements entered into in the ordinary course of financial management and not for speculative purposes; provided that, except to the extent any such Indebtedness is a “Secured Obligation” under (and as defined in) the Revolving Loan Documents, all such obligations shall be unsecured; (viii) Indebtedness in respect of performance, surety and appeal bonds arising in the ordinary course of business; (ix) Indebtedness existing on the Closing Date and described on Schedule 6.03 and extensions, refinancings, replacements or renewals of such Indebtedness permitted by clause (xii) below; (x) Guarantees by the Borrower or any Guarantor of Indebtedness of Parent or any Subsidiary and by Parent or any Subsidiary of Indebtedness of the Borrower or any Guarantor or any other Subsidiary, provided that (1) the Indebtedness so Guaranteed is permitted by this Section 6.03, (2) Guarantees by the Borrower or any Guarantor of Indebtedness of any Subsidiary that is not a Borrower or Guarantor shall be subject to Section 6.07, and (3) Guarantees permitted under this clause (x) shall be subordinated to the Obligations of the Borrower or applicable Guarantor on the same terms as the Indebtedness so Guaranteed is subordinated to the Obligations; (xi) Indebtedness in respect of advanced payments by customers under purchase contracts in the ordinary course of business of the Borrower or applicable Guarantor; (xii) Indebtedness incurred that represents an extension, refinancing, or renewal of any of the Indebtedness described in clauses (iii) and (ix) hereof; provided that (1) the principal amount of such Indebtedness is not increased, (2) any Liens securing such Indebtedness are not extended to any additional property of the Borrower or any Guarantor, except to the extent that the Lien of the Collateral Agent extends to (and is a perfected, first priority Lien in) such additional property, (3) the Borrower or Guarantor that is obligated with respect to repayment of such Indebtedness at the time of such refinancing is not required to become obligated with respect thereto, (4) such extension, refinancing, replacement or renewal does not result in a shortening of the average weighted maturity of the Indebtedness so extended, refinanced, replaced or renewed, (5) the terms of any such extension, refinancing, replacement or renewal are not less favorable to the obligor thereunder than the original terms of such Indebtedness, and (6) the terms and conditions of the refinancing, renewal, replacement or extension Indebtedness include subordination terms and conditions that are at least as favorable to the Administrative Agent and the Lenders as those that were applicable to the refinanced, renewed, replaced or extended Indebtedness; (xiv) Indebtedness owed to JPMorgan Chase or any Affiliate of the “Administrative Agent” (under and as defined in the Revolving Loan Documents) in respect of any “Banking Services Obligations” (as defined in the Revolving Loan Documents), and (xv) other unsecured Indebtedness not to exceed $20,000,000 in the aggregate at any time outstanding.
     Section 6.04 Guarantees and Other Liabilities. Purchase or repurchase (or agree, contingently or otherwise, so to do) the Indebtedness of, or assume, Guarantee (directly or indirectly or by an instrument having the effect of assuring another’s payment or performance of any obligation or capability of so doing, or otherwise), endorse or otherwise become liable, directly or indirectly, in connection with the obligations, stock or dividends of any Person, except (i) for any guaranty of Indebtedness or other obligations of the Borrower or any Guarantor if such Person could have incurred such Indebtedness or obligations under this Agreement; (ii) by endorsement of negotiable instruments for deposit or collection in the ordinary course of business; and (iii) with respect to Guarantees of Indebtedness pursuant to clause (ii), (viii) or (x) of Section 6.03.
     Section 6.05 Dividends; Capital Stock. Declare or pay, directly or indirectly, any dividends or make any other distribution or payment, whether in cash, property, securities or a combination thereof, with respect to (whether by reduction of capital or otherwise) any shares of capital stock or membership interests (or any options, warrants, rights or other equity securities or agreements relating to any capital stock or membership interests), or set apart any sum for the aforesaid purposes (all of the foregoing, “Restricted Payments”); provided that (i) any Guarantor may pay dividends to the Borrower and to any other Guarantor that is its direct parent; (ii) the Borrower or any Guarantor may declare and pay dividends ratably with respect to their Equity Interests; (iii) the Borrower may pay dividends to any Guarantor that is its direct parent, and (iv) Parent may make Restricted Payments, so long as at the time of and after giving effect to such Restricted Payment, (A) no Default is continuing or would result therefrom and (B) the amount of such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by Parent after the Closing Date, is less than the sum of (1) 50% of the Net Income of Parent and its Subsidiaries for the period, taken as one accounting period, from the “Closing Date” (under and as defined in the Revolving Loan Documents) to the end of Parent’s most recently ended Fiscal Quarter for which financial statements complying with Section 5.01(a) or 5.01(b) (as applicable) have been delivered at the time of such Restricted Payment, or, if such Net Income for such period is a deficit, less 100% of such deficit, plus (2) up to 100% of the proceeds (such proceeds to be determined in accordance with clause (c) of the definition of Net Proceeds without giving effect to the proviso therein) from the sale or issuance by Parent of any of its Equity Interest remaining after making any mandatory prepayment of Net Proceeds that may be required at such time, if any, pursuant to Section 2.06(b) and not used to make any Investments or other Restricted Payments, plus (3) $2,000,000.
     Section 6.06 Transactions with Affiliates. Sell or transfer any property or assets to, or otherwise engage in any other material transactions with, any of its Affiliates (other than the Borrower and the Guarantors), other than (i) any transaction (or, in the case of a series of related transactions, any series of related transactions taken as a whole) in the ordinary course of business at prices and on terms and conditions not less favorable to the Borrower or such Guarantor than could be obtained on an arm’s-length basis from unrelated third parties; (ii) dividends, distributions or payments permitted under Section 6.05; (iii) issuances of securities pursuant to employee stock benefit plans approved by the board of directors of such person; (iv) granting of stock options to employees or directors pursuant to a plan approved by the board of directors of such person; (v) loans or advances to employees permitted pursuant to Section 6.07; and (vi) reasonable fees to directors of the Borrower, any Guarantor or any Significant Subsidiary who are not employees of the Borrower, any Guarantor or any Significant Subsidiary.
     Section 6.07 Investments, Loans, Advances, Guaranties and Acquisitions. Purchase, hold or acquire (including pursuant to a merger with any Person that was not the

Borrower, a Guarantor or a wholly-owned subsidiary of the Borrower or a Guarantor prior to such merger) any capital stock, evidences of indebtedness or other securities of (including any option, warrant or other right to acquire any of the foregoing), make or permit to exist any loans or advances to Guarantee any obligations of, or make or permit to exist any investment in, any other Person or purchase or otherwise acquire (in one transaction or series of transactions) any assets of any other Person constituting a business unit (whether through purchase of assets, merger or otherwise) (all of the foregoing, “Investments”), except for (i) ownership by the Borrower and the Guarantors of the capital stock or membership interests of each of their Subsidiaries; provided that no further equity investments may be made in any such Person that is not the Borrower or a Guarantor; (ii) Investments of the Borrower in any Guarantor; (iii) Investments of any Guarantor in the Borrower or another Guarantor; (iv) Investments by Subsidiaries that are not a Guarantor in the Borrower, a Guarantor or a Significant Subsidiary, provided that any such Investment which is a loan, advance, guaranty or other debt Investment shall be subordinated to the Obligations pursuant to the Intercompany Subordination Agreement, or such other form acceptable to the Administrative Agent; (v) Permitted Investments; (vi) Permitted Acquisitions; (vii) advances and loans to KACL in the ordinary course of business consistent with past practices, provided that no Event of Default has occurred and is continuing, and provided further that in no event shall the aggregate principal amount of advances or loans made after the Closing Date be greater than $20,000,000 at any one time outstanding; (viii) advances and loans to, and Investments in, Trochus in the ordinary course of business consistent with past practices; provided that no Event of Default has occurred and is continuing, and provided further that in no event shall the sum of (A) the aggregate principal amount of such advances or loans made after the Closing Date at any one time outstanding plus (B) the amount of such Investments (other than such advances and loans under clause (A) above) made after the Closing Date in the aggregate be greater than $10,000,000; (ix) Investments in the form of advance payments in connection with any Permitted Commodity Swap Agreement; (x) Investments in respect of, including by way of contributions to, voluntary employee beneficiary associations established for the benefit of certain hourly retirees and for the benefit of certain salaried retirees pursuant to agreements, as amended and/or modified, that KACC and Kaiser Bellwood negotiated with the United Steelworkers of America, the International Association of Machinists and Aerospace Workers, the Official Committee of Retired Employees in the Cases, the International Union, United Automobile, Aerospace and Agricultural Implement Workers of America and/or its Local Union No. 1186, the Paper, Allied-Industrial, Chemical and Energy Workers International Union, AFL-CIO, CLC and the International Chemical Workers Union Council-United Food & Commercial Workers and approved by orders of the Bankruptcy Court entered on March 22, 2004, March 25, 2004, June 1, 2004, February 1, 2005, October 21, 2005 and January 9, 2006; (xi) loans or advances made by the Borrower or a Guarantor to its employees in the ordinary course of business for travel and entertainment expenses, relocation costs and similar purposes (up to a maximum of $2,000,000 in the aggregate at any one time outstanding), and loans or advances to directors, officers or employees of the Borrower or any Guarantor the proceeds of which are concurrently used to purchase Equity Interests in the Borrower or a Guarantor; (xii) Investments described on Schedule 6.07 hereto and modifications, extensions, and renewals of such Investments; (xiii) other Investments not to exceed $20,000,000 in the aggregate at any time outstanding; and (xiv) advances and loans to Reorganized KACC from time to time in accordance with the Reorganization Plan, provided that in no event shall the aggregate principal amount of such advances or loans made after the Closing Date be greater than $10,000,000 at any one time outstanding.
     Section 6.08 Creation of Subsidiaries. Create or acquire any Subsidiary of the Borrower or any Guarantor after the Closing Date except for Subsidiaries created or acquired in accordance with the terms of Section 5.11.
     Section 6.09 Disposition of Assets. Sell or otherwise dispose of any assets (including, without limitation, the Equity Interests of any Subsidiary), except for (i) sales of Permitted Investments; (ii) sales of inventory in the ordinary course of business; (iii) dispositions of surplus, obsolete or damaged assets no longer used in the business of Parent and its Subsidiaries; (iv) sales of assets set forth on Schedule 1.01(a) or Schedule 6.09 hereto (v) the disposition of assets by Parent or any of its Subsidiaries in any single transaction or series of related transactions with an aggregate fair market value of less than $500,000; (vi) the disposition of assets by Parent or its Subsidiaries not otherwise permitted under this Section 6.09 having a fair market value not exceeding $10,000,000 (excluding the fair market value of any asset sold or disposed of in an Excluded Asset Sale) in the aggregate in each Fiscal Year; provided that at least 75% of the consideration received by Parent or a Subsidiary of Parent in connection with such disposition shall be cash or assets that can be readily converted to cash without discount within ninety (90) days; (vii) dispositions of property by (A) the Borrower to any Guarantor, (B) Parent or any Subsidiary to the Borrower or any other Guarantor, and (C) any Subsidiary (other than Borrower) that is not a Guarantor to any other Subsidiary (other than Borrower) that is not a Guarantor; (ix) the grant of any Liens permitted under Section 6.01; (ix) non-exclusive licenses of intellectual property in the ordinary course of business; and (x) sale-leaseback transactions with respect to fixed or capital assets, provided that any such sale is made for cash consideration in an amount not less than the fair market value of such asset and is consummated within ninety (90) days of the acquisition or completion of construction of such asset by such Person.
     Section 6.10 Nature of Business. Modify or alter in any material manner the nature and type of its business as conducted on the Closing Date or the manner in which such business is conducted (except such activities as may be incidental or related thereto or reasonably related extensions thereof), it being understood that dispositions of assets permitted by Section 6.09 shall not constitute such a material modification or alteration.
     Section 6.11 Restrictive Agreements. Enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of the Borrower or any Guarantor or any of their Significant Subsidiaries to create, incur or permit to exist any Lien upon any of its property or assets, or (b) the ability of any Subsidiary of the Borrower or any Guarantor to pay dividends or other distributions with respect to any shares of its capital stock or to make or repay loans or advances to Parent or any Subsidiary of Parent or to guarantee Indebtedness of Parent or any Subsidiary of Parent; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by law or by this Agreement or the Revolving Loan Documents, (ii) the foregoing shall not apply to restrictions and conditions existing on the Closing Date which are identified on Schedule 6.11 (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition); (iii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder; (iv) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement; and (v) clause (a) of the foregoing shall not apply to customary provisions in leases and other contracts restricting the assignment thereof.
     Section 6.12 Prepayment of Indebtedness; Subordinated Indebtedness. (a)Directly or indirectly, voluntarily purchase, redeem, defease or prepay any principal of, premium, if any, interest on or other amount payable in respect of any Indebtedness prior to its scheduled maturity, other than (i) the “Secured Obligations” (as defined in the Revolving Loan Documents); (ii) the Obligations; (iii) Capital Lease Obligations permitted by Section 6.03(iii) not to exceed $10,000,000 in the aggregate in any Fiscal Year; (iv) prepayment of Indebtedness in connection with the cancellation, termination or unwinding of Permitted Commodity Swap Agreements; (v) prepayment of Indebtedness in connection with the cancellation, termination or unwinding of Swap Obligations described in Section 6.03(vii); and (vi) prepayments in respect of Indebtedness in respect of advanced payments permitted by Section 6.03(xi).
          (b) (i) Make any amendment or modification to any indenture, note or other agreement evidencing or governing any Indebtedness of such Person the payment of which is subordinated to payment of the Obligations, which amendment or modification has the effect of (v) shortening the maturity thereof, (w) accelerating the date of any payment of principal or interest thereunder, (x) increasing the interest rate or fees payable thereunder or converting any interest payable in kind to current cash pay interest, (y) amending, modifying, supplementing or otherwise modifying any of the subordination provisions of such indenture, note or other agreement or (z) making any provision of such indenture, note or other agreement more restrictive or burdensome on the Borrower, any Guarantor or any Subsidiary of the Borrower or any Guarantor or (ii) directly or indirectly voluntarily prepay, defease or in substance defease, purchase, redeem, retire or otherwise acquire, any such Indebtedness.
     Section 6.13 Fixed Charge Coverage. Permit the Fixed Charge Coverage Ratio as of the last day of any trailing fiscal period of Parent set forth below to be less than the ratio set forth opposite such period:

Period Ending	Fixed Charge Coverage Ratio
the Fiscal Quarter ending September 30, 2006	1.00:1.00

the last two Fiscal Quarters ending December 31, 2006	1.00:1.00

the last three Fiscal Quarters ending March 31, 2007	1.00:1.00

the last four Fiscal Quarters ending June 30, 2007	1.00:1.00

the last four Fiscal Quarters ending the last day of each Fiscal Quarter thereafter	1.10:1.00

provided that neither the Borrower nor the Guarantors shall be required to comply with this covenant as of the last day of any Fiscal Quarter so long as (i) no Covenant Trigger Event has occurred and is continuing on the last day of such Fiscal Quarter and (ii) no Covenant Trigger Event occurs after the last day of such Fiscal Quarter and on or prior to the last day of the next succeeding Fiscal Quarter.
     Section 6.14 Amendments to Orders. Directly or indirectly consent to, or file any motion or pleading in any court supporting or seeking, any amendment, supplement, modification or stay of the Confirmation Order or the District Court Order.
ARTICLE VII
EVENTS OF DEFAULT
     Section 7.01 Events of Default. If any of the following events (“Events of Default”) shall occur:
          (a) the Borrower shall fail to pay any principal of any Term Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise; or
          (b) the Borrower shall fail to pay any interest on any Term Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Section 7.01) payable under this Agreement, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three (3) Business Days after the date due; or
          (c) any representation or warranty made or deemed made by or on behalf of the Borrower or any Guarantor in or in connection with this Agreement or any other Loan Document or any amendment or modification thereof or waiver thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any other Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect in any material respect when made or deemed made; or
          (d) the Borrower or any Guarantor shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02 (with respect to the Borrower’s or any Guarantor’s existence), 5.05, 5.10 or in Article VI; or
          (e) the Borrower or any Guarantor shall fail to observe or perform any covenant, condition or agreement contained in this Agreement or any other Loan Document (other than those which constitute a default under another clause of this Section), and such failure shall continue unremedied for a period of (i) five (5) Business Days after the earlier of such breach or notice thereof from the Administrative Agent (which notice will be given at the request of any Lender) if such breach relates to terms or provisions of Section 5.01 and Article X of this Agreement or (ii) thirty (30) days after the earlier of such breach or notice thereof from any Agent (which notice will be given at the request of any Lender) if such breach relates to terms or provisions of any other section of this Agreement or any other Loan Document; or
               (f) (i) the Borrower or any Guarantor shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable or (ii) any event or condition occurs (other than a payment default which is addressed in clause (i)) under the Revolving Loan Documents that results in the “Obligations” (as defined in the Revolving Loan Documents) becoming due prior to their scheduled maturity; or
               (g) any event or condition (other than a payment default or a default under the Revolving Loan Documents, each of which is addressed in clause (f) above) occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness; or
               (h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower, any Guarantor or any Significant Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower, any Guarantor or any Significant Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered; or
               (i) the Borrower, any Guarantor or any Significant Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Section 7.01, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower, any Guarantor or any Significant Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing; or
               (j) the Borrower, any Guarantor or any Significant Subsidiary shall become unable, admit in writing its inability or fail generally to pay its debts as they become due; or
               (k) one or more judgments for the payment of money in an aggregate amount in excess of $10,000,000 shall be rendered against the Borrower, any Guarantor, any

Significant Subsidiary or any combination thereof (to the extent not covered by insurance as to which the relevant insurance company does not dispute coverage) and the same shall remain undischarged for a period of thirty (30) consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Borrower, any Guarantor or any Significant Subsidiary to enforce any such judgment or the Borrower, any Guarantor or any Significant Subsidiary shall fail within 30 days to discharge one or more non-monetary judgments or orders which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, which judgments or orders, in any such case, are not stayed on appeal or otherwise being appropriately contested in good faith by proper proceedings diligently pursued; or
               (l) a Change of Control shall occur; or
               (m) any material provision of any Loan Document shall, for any reason, cease to be valid and binding on the Borrower or any Guarantor, or the Borrower, any Guarantor, or any Affiliate of the Borrower or any Guarantor shall so assert in any pleading filed in any court or any material portion of any Lien (as determined by the Administrative Agent) intended to be created by the Loan Documents shall cease to be or shall not be a valid and perfected Lien having the priorities contemplated hereby or thereby; or
               (n) (i) any Termination Event shall have occurred and shall continue unremedied (if applicable) for more than ten (10) days and the sum (determined as of the date of occurrence of such Termination Event) of the Insufficiency of the Plan in respect of which such Termination Event shall have occurred and be continuing and the Insufficiency of any and all other Plans with respect to which such a Termination Event shall have occurred and then exist is equal to or greater than $10,000,000, or (ii) there exists any fact or circumstance that reasonably could be expected to result in the imposition of a Lien or security interest under Section 401(a)(29) or 412(n) of the Code or under ERISA with respect to any Plan of the Borrower, any Guarantor or any ERISA Affiliate; or
               (o) (i) the Borrower or any ERISA Affiliate shall have been notified by the sponsor or trustee of a Multiemployer Plan that it has incurred Withdrawal Liability to such Multiemployer Plan, (ii) the Borrower or such ERISA Affiliate does not have reasonable grounds, in the opinion of the Administrative Agent, to contest such Withdrawal Liability or is not in fact contesting such Withdrawal Liability in a timely and appropriate manner, and (iii) the amount of such Withdrawal Liability specified in such notice, when aggregated with all other amounts required to be paid to Multiemployer Plans in connection with Withdrawal Liabilities (determined as of the date of such notification), exceeds $10,000,000 allocable to obligations or requires payments exceeding $1,000,000 per annum in excess of the annual payments made with respect to such Multiemployer Plans by the Borrower or such ERISA Affiliate for the plan year immediately preceding the plan year in which such notification is received; or
               (p) the Borrower or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or is being terminated, within the meaning of Title IV of ERISA, if as a result of such reorganization or termination the aggregate annual contributions of the Borrower and its ERISA Affiliates to all Multiemployer Plans that are then in reorganization or being terminated have been or will be increased over the amounts contributed to such Multiemployer Plans for the plan years that include the date hereof by an amount exceeding $10,000,000; or
               (q) a material breach by the Borrower or any ERISA Affiliate of the Settlement Agreement shall have occurred; or
               (r) the Borrower or any Guarantor is criminally indicted or convicted under any law that may reasonably be expected to lead to a forfeiture of any property of such party having a fair market value in excess of $10,000,000; or
               (s) an order of any court of competent jurisdiction is entered amending, supplementing, staying for any period, vacating or otherwise modifying the Confirmation Order, the District Court Order or the PI Trust or the Borrower or any of the Guarantors shall apply for authority to do so; provided, however, no Default shall occur under this subsection so long as (x) neither the District Court Order nor the Confirmation Order is stayed or vacated and (y) any such amendment, supplement or other modification is not adverse to the rights and interests of the Lenders under this Agreement and the other Loan Documents and could not reasonably be expected to have a Material Adverse Effect;
then, and in every such event (other than an event with respect to the Borrower described in clause (h) or (i) of this Section 7.01), and at any time thereafter during the continuance of such event, at the same or different times: (i) the Administrative Agent may, and at the request of the Required Lenders shall, terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower declare the Term Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Term Loans so declared to be due and payable, together with accrued and unpaid interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event with respect to the Borrower described in clause (h) or (i) of this Section 7.01, the Commitments shall automatically terminate and the unpaid principal of the Term Loans then outstanding, together with accrued and unpaid interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower. Upon the occurrence and the continuance of an Event of Default, the Administrative Agent may, and at the request of the Required Lenders shall, increase the rate of interest applicable to the Term Loans and other Obligations as set forth in Section 2.08(c) and exercise any rights and remedies provided to the Administrative Agent or Collateral Agent under the Loan Documents or at law or equity, including all remedies provided under the UCC.
ARTICLE VIII
THE AGENTS
          Each of the Lenders hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf, including execution of the other Loan Documents, and to exercise such powers as are delegated to the Administrative Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto. Each of the Lenders hereby irrevocably appoints the Collateral Agent as its agent and authorizes the Collateral Agent to take such actions on its behalf, including execution of the other Loan Documents, and to exercise such powers as are delegated to the Collateral Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto. In addition, each of the Lenders and the Administrative Agent irrevocably appoints the Collateral Agent to act as “Term Loan Representative” under the Intercreditor Agreement and authorizes the Collateral Agent, acting as “Term Loan Representative”, to execute the Intercreditor Agreement and agrees to be bound by the terms thereof.
          Each Person serving as an Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent, and such Person and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower and the Guarantors or any Subsidiary of the Borrower or any Guarantor or other Affiliate thereof as if it were not an Agent hereunder.
          No Agent shall have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) no Agent shall be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) no Agent shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that such Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02) and (c) except as expressly set forth in the Loan Documents, no Agent shall have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any Guarantor or any of their respective Subsidiaries that is communicated to or obtained by the Person serving as an Agent or any of its Affiliates in any capacity. No Agent nor any of such Agent’s Related Parties shall be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02) or in the absence of its own gross negligence or willful misconduct, or, in the case of the Collateral Agent, at the request of the Administrative Agent. No Agent nor any Related Party of such Agent shall be deemed to have knowledge of any Default unless and until written notice thereof is given to such Agent or Related Party of such Agent by the Borrower or a Lender, and no Agent nor any Related Party of such Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or in connection with any Loan Document, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, (v) the creation, perfection or priority of Liens on the Collateral or the existence of the Collateral (including, without limitation, the filing of any UCC financing statement or continuation statement) or (vi) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to such Agent.
          The Collateral Agent is authorized on behalf of all the Lenders, without the necessity of any notice to or further consent from the Lenders, from time to time to take any action with respect to any Collateral or the Loan Documents that may be necessary to perfect and maintain a perfected security interest in and Liens upon the Collateral granted pursuant to the Loan Documents. Except for the safe custody of any Collateral in its possession and the accounting for moneys actually received by it hereunder or under any of the other Loan Documents, the Collateral Agent shall have no duty as to any Collateral to ascertain or take action with respect to calls, conversions exchanges, maturities, trades or other matters relative to any Collateral, whether or not the Collateral Agent is deemed to have knowledge of such matters, or to take any necessary steps to preserve rights against any parties or any other rights pertaining to any Collateral (including the filing of UCC continuation statements). The Collateral Agent shall be deemed to have exercised appropriate and due care in the custody and preservation of any Collateral in its possession if such Collateral is accorded treatment substantially equal to that which other collateral agents accord similar property.
          Each Agent and the Related Parties of such Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. Each Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. Each Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts. Without limiting the foregoing, each Agent shall have the right at any time to seek instructions concerning the administration of this Agreement and the other Loan Documents, from the Required Lenders, a court of competent jurisdiction or, in the case of the Collateral Agent, the Administrative Agent. No Agent nor the Related Parties of such Agent shall incur any liability for failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such instruction from the Required Lenders (or, in the case of the Collateral Agent, instruction from the Administrative Agent) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action.
          Each Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by such Agent. Each Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of such Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as an Agent.
          Subject to the appointment and acceptance of a successor Agent as provided in this paragraph, an Agent may resign at any time by notifying the Lenders and the Borrower.

Upon any such resignation, the Required Lenders shall have the right, with the consent of the Borrower, to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Agent gives notice of its resignation, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent which shall be a commercial bank or an Affiliate of any such commercial bank, with the consent of the Borrower, such consent not to be unreasonably withheld or delayed; provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing. Upon the acceptance of its appointment as an Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After such Agent’s resignation hereunder, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Agent.
          Each Lender acknowledges that it has, independently and without reliance upon any Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon any Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or related agreement or any document furnished hereunder or thereunder.
          Each Lender hereby agrees that (a) it has requested a copy of each Report prepared by or on behalf of any Agent; (b) no Agent (i) makes any representation or warranty, express or implied, as to the completeness or accuracy of any Report or any of the information contained therein or any inaccuracy or omission contained in or relating to a Report, and (ii) shall be liable for any information contained in any Report; (c) the Reports are not comprehensive audits or examinations, and that any Person performing any field examination will inspect only specific information regarding the Borrower and the Guarantors and will rely significantly upon the Borrower’s and the Guarantors’ books and records, as well as on representations of the Borrower’s and the Guarantors’ personnel and that no Agent undertakes obligation to update, correct or supplement the Reports; (d) it will keep all Reports confidential and strictly for its internal use, not share the Report with the Borrower or any Guarantor or any other Person except as otherwise permitted pursuant to this Agreement; and (e) without limiting the generality of any other indemnification provision contained in this Agreement, it will pay and protect, and indemnify, defend, and hold each Agent and any such other Person preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including reasonable attorney fees) incurred as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.
          The Borrower, each Guarantor and the Administrative Agent will furnish such information reasonably known to it (and subject to applicable confidentiality restrictions) about the Collateral and any other information the Collateral Agent deems necessary to exercise any of the rights and powers vested in it by the Loan Documents as the Collateral Agent may reasonably request from time to time.
          The Lenders hereby empower, authorize and direct each of the Administrative Agent and the Collateral Agent, on behalf of the Lenders, to execute and deliver this Agreement, the other Loan Documents, the Intercreditor Agreement and all related agreements, certificates, documents, or instruments as shall be necessary or appropriate to effect the purposes of the Loan Documents. Each Lender agrees that any action taken by the Administrative Agent or the Collateral Agent or the Required Lenders in accordance with the terms of this Agreement, the Intercreditor Agreement or the other Loan Documents, and the exercise by the Administrative Agent or the Collateral Agent or the Required Lenders of their respective powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all of the Lenders.
          The documentation agent, lead arranger, sole bookrunner, syndication agent and co-arranger, each in its capacity as such, shall not have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such.
ARTICLE IX
MISCELLANEOUS
          Section 9.01 Notices. (a) Except in the case of notices and other communications expressly permitted to be given by telephone or by other electronic communication (and subject to Section 9.01(b)), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile, as follows:
(i) if to the Borrower or any Guarantor, c/o Parent at:
Kaiser Aluminum Corporation
27422 Portola Parkway, Suite 350
Foothill Ranch, CA 92610-2831
Attention: Office of the Chief Financial Officer
Facsimile No: (949) 636-1930
with a copy to:
Jones Day
77 West Wacker
Chicago, IL 60601-1692
Attention: Robert J. Graves
Facsimile No.: (312) 782-8585
(ii) if to the Administrative Agent, to JPMorgan Chase at:
JPMorgan Chase Bank, N.A.
2200 Ross Avenue, 6th Floor

Mail Code: TX1-2921
Dallas, TX 75201
Attention: Portfolio Manager
Facsimile No: (214) 965-2594
with a copy to:
Skadden, Arps, Slate, Meagher & Flom LLP
333 West Wacker Drive
Chicago, IL 60606
Attention: Seth Jacobson
Facsimile No: (312) 407-0411
(iii) if to the Collateral Agent, to Wilmington Trust Company at:
Wilmington Trust Company
Rodney Square North
1100 North Market Street
Wilmington, DE 19890-0001
Attention: Corporate Trust Administrator
Facsimile No: (302) 636-4140
(iv) if to any other Lender, to it at its address or facsimile number set forth in its Administrative Questionnaire.
All such notices and other communications (i) sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received or (ii) sent by facsimile shall be deemed to have been given when sent, provided that if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient.
               (b) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications (including e-mail and internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II or to compliance and no Event of Default certificates delivered pursuant to Section 5.01 unless expressly provided for therein or otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent and the Borrower (on behalf of the Borrower and each Guarantor) may, in their discretion, agree to accept notices and other communications hereunder by electronic communications pursuant to procedures approved by them; provided that approval of such procedures may be limited to particular notices or communications. All such notices and other communications (i) sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if not given during the normal business hours of the recipient, such notice or communication shall be deemed to have been given at the opening of business on the next Business Day for the recipient, and (ii)

posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause of this Section 9.01(b) of notification that such notice or communication is available and identifying the website address therefor.
               (c) Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.
          Section 9.02 Waivers; Amendments. (a) No failure or delay by any Agent or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Agents and the Lenders hereunder and under any other Loan Document are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by the Borrower or any Guarantor therefrom shall in any event be effective unless the same shall be permitted by Section 9.02(b), and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Term Loan shall not be construed as a waiver of any Default, regardless of whether any Agent or any Lender may have had notice or knowledge of such Default at the time.
               (b) Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except (i) in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrower and each Guarantor and the Required Lenders or, (ii) in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the applicable Agent and the Borrower and/or Guarantor(s) that are parties thereto, with the consent of the Required Lenders; provided, however, that no such waiver, modification or amendment shall, without the written consent of (1) 100% of Lenders, (A) except as provided in Section 9.02(d), release all or substantially all of the Collateral, (B) change Section 2.13(b) or (c) in a manner that would alter the manner in which payments are shared, (C) modify any of the voting percentages, (D) release the Borrower or any Guarantor as a party to, or from all of its obligations under, this Agreement (except as permitted under Section 6.02), or (E) amend this Section 9.02(b) to change the percentage of Lenders required to approve any waiver, amendment or modification, and (2) the Lender directly affected thereby, (A) increase the Commitment of a Lender (it being understood that a waiver of an Event of Default shall not constitute an increase in the Commitment of a Lender) or extend the expiry date of such Lender’s Commitment, or (B) reduce or forgive the principal amount of any Term Loan or reduce the rate of interest thereon, or reduce or forgive any interest or fees payable hereunder, or postpone any scheduled date of payment of the principal amount of any Term Loan, or any date for the payment of any interest, fees or other Obligations payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of an Agent hereunder without the prior written consent of such Agent.

               (c) The Administrative Agent may (i) amend the Commitment Schedule to reflect assignments entered into pursuant to Section 9.04, and (ii) waive payment of the fee required under Section 9.04(b)(ii)(C) without obtaining the consent of any other party to this Agreement.
               (d) The Lenders hereby irrevocably authorize the Collateral Agent, at its option and in its sole discretion, to release any Liens granted to the Collateral Agent by the Borrower or any Guarantor on any Collateral (i) upon the termination of the Commitment, payment and satisfaction in full in cash of all Obligations (other than Unliquidated Obligations), and the cash collateralization of all Unliquidated Obligations in a manner satisfactory to each affected Lender, (ii) constituting property being sold, assigned, transferred or otherwise disposed of if the Borrower or Guarantor disposing of such property certifies to the Collateral Agent that such sale, assignment, transfer or disposition is made in compliance with the terms of this Agreement (and the Collateral Agent may rely conclusively on any such certificate, without further inquiry), (iii) constituting property leased to the Borrower or a Guarantor under a lease which has expired or been terminated in a transaction permitted under this Agreement with respect to which the Collateral Agent has received a certification from the Borrower (and the Collateral Agent may rely conclusively on such certification without further inquiry) or (iv) as required to effect any sale or other disposition of such Collateral in connection with any exercise of remedies of the Collateral Agent or the Lenders pursuant to Section 7.01. Except as provided in the preceding sentence, the Collateral Agent will not release any Liens on Collateral without the prior written authorization of the Required Lenders; provided that the Administrative Agent may, in its discretion, instruct the Collateral Agent to release its Liens on Collateral valued in the aggregate not in excess of $2,000,000 during any calendar year without the prior written authorization of the Required Lenders, and the Collateral Agent shall comply with such an instruction upon receipt. Any such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those expressly being released) upon (or obligations of the Borrower and Guarantors in respect of) all interests retained by the Borrower and Guarantors, including the proceeds of any sale, all of which shall continue to constitute part of the Collateral.
               (e) If, in connection with any proposed amendment, waiver or consent requiring the consent of “100% of Lenders” or “the Lender directly affected thereby,” the consent of the Required Lenders is obtained, but the consent of other necessary Lenders is not obtained (any such Lender whose consent is necessary but not obtained being referred to herein as a “Non-Consenting Lender”), then, so long as the Administrative Agent is not a Non-Consenting Lender, the Borrower may elect to replace a Non-Consenting Lender as a Lender party to this Agreement, provided that, concurrently with such replacement, (i) another bank or other entity which is reasonably satisfactory to the Borrower and the Administrative Agent shall agree, as of such date, to purchase for cash the Term Loans and other Obligations due to the Non-Consenting Lender pursuant to an Assignment and Assumption and, to the extent any such assignee is not already a Lender, to become a Lender for all purposes under this Agreement and to assume all obligations of the Non-Consenting Lender to be terminated as of such date and to comply with the requirements of Section 9.04(b), and (ii) the Borrower shall pay to such Non-Consenting Lender in same day funds on the day of such replacement (1) all interest, fees and other amounts then accrued but unpaid to such Non-Consenting Lender by the Borrower hereunder to and including the date of termination, including without limitation payments due to such Non-Consenting Lender under Sections 2.10 and 2.12, and (2) an amount, if any, equal to the payment which would have been due to such Lender on the day of such replacement under Section 2.11 had the Term Loans of such Non-Consenting Lender been prepaid on such date rather than sold to the replacement Lender.
          Section 9.03 Expenses; Indemnity; Damage Waiver. (a) The Borrower shall pay (i) all reasonable out of pocket expenses incurred by each Agent and its Affiliates and sub-agents, including the reasonable fees, charges and disbursements of counsel for each Agent, in connection with the syndication and distribution (including, without limitation, via the internet or through a service such as Intralinks) of the credit facilities provided for herein, the preparation and administration of the Loan Documents or any amendments, modifications or waivers of the provisions of the Loan Documents (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by any Agent or any Lender, including the fees, charges and disbursements of any counsel for any Agent or any Lender, in connection with the enforcement, collection or protection of its rights in connection with the Loan Documents, including its rights under this Section 9.03, or in connection with the Term Loans made hereunder, including all such out-of pocket expenses incurred during any workout, restructuring or negotiations in respect of such Term Loans. Expenses being reimbursed by the Borrower under this Section 9.03 include, without limiting the generality of the foregoing, costs and expenses incurred in connection with:
               (i) appraisals of all or any portion of the Collateral (including reasonable travel, lodging, meals and other out of pocket expenses of the appraisers);
               (ii) lien and title searches and title insurance;
               (iii) taxes, fees and other charges, if any, for recording the Mortgages, filing financing statements and continuations, and other actions to perfect, protect, and continue the Collateral Agent’s Liens; and
               (iv) sums paid or incurred to take any action required of the Borrower or any Guarantor under the Loan Documents that the Borrower or such Guarantor fails to pay or take.
               (b) The Borrower shall indemnify each Agent, each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, penalties, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of the Loan Documents or any agreement or instrument contemplated thereby, the performance by the parties hereto of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Term Loan or the use of proceeds thereof, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by Parent or any of its Subsidiaries, or any Environmental Liability related in any way to Parent or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, penalties, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee.
               (c) To the extent that the Borrower fails to pay any amount required to be paid by the Borrower to any Agent or Related Party under Section 9.03(a) or (b), each Lender severally agrees to pay to such Agent or Related Party such Lender’s Commitment Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, penalty, liability or related expense, as the case may be, was incurred by or asserted against such Agent or Related Party in its capacity as such.
               (d) To the extent permitted by applicable law, neither the Borrower nor any Guarantor shall assert, and the Borrower and each Guarantor hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Term Loan or the use of the proceeds thereof.
               (e) All amounts due under this Section 9.03 shall be payable promptly after written demand therefor.
          Section 9.04 Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby except that (i) neither the Borrower nor any Guarantor may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower or any Guarantor without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 9.04 (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in Section 9.04(c)) and, to the extent expressly contemplated hereby, the Related Parties of each of the Agents and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
               (b) (i) Subject to the conditions set forth in Section 9.04(b)(ii), any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Term Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:
               (A) the Administrative Agent;

               (B) the Borrower; provided that no consent of the Borrower shall be required for an Assignment to a

               Lender, an Affiliate of a Lender, an Approved Fund, or if an Event of Default has occurred, any other assignee.
               (ii) Assignments shall be subject to the following additional conditions:
               (A) except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment and Term Loans at the time owing to it, the amount of the Commitment or Term Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Agent) shall not be less than $5,000,000 unless each of the Administrative Agent and the Borrower otherwise consents, provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing;
               (B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or Commitment so assigned;
               (C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; and
               (D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.
               (iii) Subject to acceptance and recording thereof pursuant to Section 9.04 (b)(iv), from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.10, 2.11, 2.12 and 9.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 9.04(c).

               (iv) The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices in the United States of America a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of and accrued interest on the Term Loans, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Agents, and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
               (v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in Section 9.04(b) and any written consent to such assignment required by Section 9.04(b), the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.13(c) or 9.03(c), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.
For the purposes of this Section 9.04(b), the term “Approved Fund” has the following meaning: “Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
               (c) (i) Any Lender may, without the consent of the Borrower or the Administrative Agent sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Term Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Agents, and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce the Loan Documents and to approve any amendment, modification or waiver of any provision of any Loan Document; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to

Section 9.02(b) that affects such Participant. Subject to paragraph (c)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.10, 2.11 and 2.12 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.13(c) as though it were a Lender.
               (ii) A Participant shall not be entitled to receive any greater payment under Section 2.10 or 2.12 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the prior written consent of the Borrower. A Participant that would be a Foreign Lender or other Lender that would be required to furnish documentation pursuant to Section 2.12(e) if it were a Lender shall not be entitled to the benefits of Section 2.12 unless the Borrower is notified of the participation sold to such Participant and such Participant complies with Section 2.12(e) as though it were a Lender. In addition, by acquiring its participation, any Participant shall be deemed to have agreed to comply with Section 2.12(f) as if it were a Lender.
               (d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
          Section 9.05 Survival. All covenants, agreements, representations and warranties made by the Borrower, any Guarantor or any of their Subsidiaries party thereto in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Term Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that any Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Term Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid and so long as the Commitments have not expired or terminated. The provisions of Sections 2.10, 2.11, 2.12 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Term Loans, the expiration or termination of the Commitments or the termination of this Agreement or any provision hereof.
          Section 9.06 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Agents and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by facsimile shall be effective as delivery of a manually executed counterpart of this Agreement.
          Section 9.07 Severability. Any provision of any Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.
          Section 9.08 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender, each Agent and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Person to or for the credit or the account of the Borrower or any Guarantor against any of and all the Obligations held by such Lender, irrespective of whether or not such Person shall have made any demand under the Loan Documents and although such obligations may be unmatured. The applicable Lender or Agent shall notify the Borrower and the Administrative Agent of such set-off or application, provided that any failure to give or delay in giving such notice shall not effect the validity of any such set-off or application under this Section 9.08. The rights of each Lender and Agent under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have. NOTWITHSTANDING THE FOREGOING, AT ANY TIME THAT ANY OF THE OBLIGATIONS SHALL BE SECURED BY REAL PROPERTY LOCATED IN CALIFORNIA, NO LENDER SHALL EXERCISE A RIGHT OF SETOFF, LENDER’S LIEN OR COUNTERCLAIM OR TAKE ANY COURT OR ADMINISTRATIVE ACTION OR INSTITUTE ANY PROCEEDING TO ENFORCE ANY PROVISION OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT UNLESS IT IS TAKEN WITH THE CONSENT OF THE LENDERS REQUIRED BY SECTION 9.02 OF THIS AGREEMENT, IF SUCH SETOFF OR ACTION OR PROCEEDING WOULD OR MIGHT (PURSUANT TO SECTIONS 580a, 580b, 580d AND 726 OF THE CALIFORNIA CODE OF CIVIL PROCEDURE OR SECTION 2924 OF THE CALIFORNIA CIVIL CODE, IF APPLICABLE, OR OTHERWISE) AFFECT OR IMPAIR THE VALIDITY, PRIORITY, OR ENFORCEABILITY OF THE LIENS GRANTED TO THE ADMINISTRATIVE AGENT PURSUANT TO THE COLLATERAL DOCUMENTS OR THE ENFORCEABILITY OF THE OBLIGATIONS HEREUNDER, AND ANY ATTEMPTED EXERCISE BY ANY LENDER OR ANY SUCH RIGHT WITHOUT OBTAINING SUCH CONSENT OF THE PARTIES AS REQUIRED ABOVE, SHALL BE NULL AND VOID. THIS PARAGRAPH SHALL BE SOLELY FOR THE BENEFIT OF EACH OF THE LENDERS.

          Section 9.09 Governing Law; Jurisdiction; Consent to Service of Process. (a) The Loan Documents (other than those containing a contrary express choice of law provision) shall be governed by and construed in accordance with the laws of the State of New York, but giving effect to federal laws applicable to national banks.
               (b) The Borrower and each Guarantor hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any U.S. Federal or New York State court sitting New York, New York in any action or proceeding arising out of or relating to any Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that any Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrower or any Guarantor or its properties in the courts of any jurisdiction.
               (c) The Borrower and each Guarantor hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
               (d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.
          Section 9.10 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY (INCLUDING, WITHOUT LIMITATION, THE ADMINISTRATIVE AGENT) HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

          Section 9.11 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.
          Section 9.12 Confidentiality. The Agents and the Lenders each agree to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by Requirement of Law or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower or any Guarantor and any of their obligations, so long as such counterparty agrees to be bound by the provisions of this Section 9.12, (g) with the consent of the Borrower, or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to any Agent or any Lender on a nonconfidential basis from a source other than the Borrower or any Guarantor. For the purposes of this Section, “Information” means all information received from the Borrower or the Guarantors relating to the Borrower, the Guarantors or their business, operations, assets, liabilities, financial condition or position, results or operations, or prospects, other than any such information that is available to the Agents or any Lender on a nonconfidential basis prior to disclosure by the Borrower or the Guarantors. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
          Section 9.13 Several Obligations; Nonreliance; Violation of Law. The respective obligations of the Lenders hereunder are several and not joint and the failure of any Lender to make any Term Loan or perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder. Each Lender hereby represents that it is not relying on or looking to any margin stock for the repayment of the Term Loans provided for herein. Anything contained in this Agreement to the contrary notwithstanding, no Lender shall be obligated to extend credit to the Borrower in violation of any Requirement of Law.
          Section 9.14 USA PATRIOT Act. Each Lender that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) hereby notifies the Borrower and the Guarantors that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies the Borrower and the Guarantors, which information includes the name and address of the Borrower and the Guarantors and other information that will allow such Lender to identify the Borrower and the Guarantors in accordance with the Act.

          Section 9.15 Disclosure. The Borrower, each Guarantor and each Lender hereby acknowledges and agrees that any Agent and/or its Affiliates from time to time may hold investments in, make other loans to or have other relationships with the Borrower or any of the Guarantors and their respective Affiliates.
          Section 9.16 Appointment for Perfection. Each Lender hereby appoints each other Lender as its agent for the purpose of perfecting Liens, for the benefit of the Collateral Agent and the Lenders, in assets which, in accordance with Article 9 of the UCC or any other applicable law can be perfected only by possession. Should any Lender (other than the Collateral Agent) obtain possession of any such Collateral, such Lender shall notify the Collateral Agent thereof, and, promptly upon the Collateral Agent’s request therefor shall deliver such Collateral to the Collateral Agent or otherwise deal with such Collateral in accordance with the Collateral Agent’s instructions.
          Section 9.17 Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Term Loan, together with all fees, charges and other amounts which are treated as interest on such Term Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Term Loan in accordance with applicable law, the rate of interest payable in respect of such Term Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Term Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.
ARTICLE X
LOAN GUARANTY
          Section 10.01 Guaranty. Each Guarantor hereby agrees that it is jointly and severally liable for, and, as primary obligor and not merely as surety, absolutely and unconditionally guarantees to the Lenders and Agents the prompt payment when due, whether at stated maturity, upon acceleration or otherwise, and at all times thereafter, of the Obligations and all costs and expenses including, without limitation, all court costs and reasonable attorneys’ and paralegals’ fees and expenses paid or incurred by any Agent and any Lender in endeavoring to collect all or any part of the Obligations from, or in prosecuting any action against, the Borrower, any Guarantor or any other guarantor of all or any part of the Obligations (such costs and expenses, together with the Obligations, collectively the “Guaranteed Obligations”). Each Guarantor further agrees that the Guaranteed Obligations may be extended or renewed in whole or in part without notice to or further assent from it, and that it remains bound upon its guarantee notwithstanding any such extension or renewal. All terms of this Guaranty apply to and may be enforced by or on behalf of any domestic or foreign branch or Affiliate of any Lender that extended any portion of the Guaranteed Obligations.

          Section 10.02 Guaranty of Payment. This Guaranty is a guaranty of payment and not of collection. Each Guarantor waives any right to require any Agent or any Lender to sue the Borrower, any Guarantor, any other guarantor, or any other person obligated for all or any part of the Guaranteed Obligations (each, an “Obligated Party”), or otherwise to enforce its payment against any Collateral securing all or any part of the Guaranteed Obligations.
          Section 10.03 No Discharge or Diminishment of Guaranty. (a) Except as otherwise provided for herein, the obligations of each Guarantor hereunder are unconditional and absolute and not subject to any reduction, limitation, impairment or termination for any reason (other than the indefeasible payment in full in cash of the Guaranteed Obligations), including: (i) any claim of waiver, release, extension, renewal, settlement, surrender, alteration, or compromise of any of the Guaranteed Obligations, by operation of law or otherwise; (ii) any change in the corporate existence, structure or ownership of the Borrower, any Guarantor or any other guarantor of or other person liable for any of the Guaranteed Obligations; (iii) any insolvency, bankruptcy, reorganization or other similar proceeding affecting any Obligated Party, or their assets or any resulting release or discharge of any obligation of any Obligated Party; or (iv) the existence of any claim, setoff or other rights which any Guarantor may have at any time against any Obligated Party, any Agent, any Lender, or any other person, whether in connection herewith or in any unrelated transactions.
               (b) The obligations of each Guarantor hereunder are not subject to any defense or setoff, counterclaim, recoupment, or termination whatsoever by reason of the invalidity, illegality, or unenforceability of any of the Guaranteed Obligations or otherwise, or any provision of applicable law or regulation purporting to prohibit payment by any Obligated Party, of the Guaranteed Obligations or any part thereof.
               (c) Further, the obligations of any Guarantor hereunder are not discharged or impaired or otherwise affected by: (i) the failure of any Agent or any Lender to assert any claim or demand or to enforce any remedy with respect to all or any part of the Guaranteed Obligations; (ii) any waiver or modification of or supplement to any provision of any agreement relating to the Guaranteed Obligations; (iii) any release, non-perfection, or invalidity of any indirect or direct security for the obligations of the Borrower for all or any part of the Guaranteed Obligations or any obligations of any other guarantor of or other person liable for any of the Guaranteed Obligations; (iv) any action or failure to act by any Agent or any Lender with respect to any Collateral securing any part of the Guaranteed Obligations; or (v) any default, failure or delay, willful or otherwise, in the payment or performance of any of the Guaranteed Obligations, or any other circumstance, act, omission or delay that might in any manner or to any extent vary the risk of such Guarantor or that would otherwise operate as a discharge of any Guarantor as a matter of law or equity (other than the indefeasible payment in full in cash of the Guaranteed Obligations).
          Section 10.04 Defenses Waived. To the fullest extent permitted by applicable law, each Guarantor hereby waives any defense based on or arising out of any defense of the Borrower or any Guarantor or the unenforceability of all or any part of the Guaranteed Obligations from any cause, or the cessation from any cause of the liability of the Borrower or any Guarantor, other than the indefeasible payment in full in cash of the Guaranteed Obligations. Without limiting the generality of the foregoing, each Guarantor irrevocably waives acceptance hereof, presentment, demand, protest and, to the fullest extent permitted by law, any notice not provided for herein, as well as any requirement that at any time any action be taken by any person against any Obligated Party, or any other Person. The Collateral Agent may, at its election, foreclose on any Collateral held by it by one or more judicial or nonjudicial sales, accept an assignment of any such Collateral in lieu of foreclosure or otherwise act or fail to act with respect to any Collateral securing all or a part of the Guaranteed Obligations, compromise or adjust any part of the Guaranteed Obligations, make any other accommodation with any Obligated Party or exercise any other right or remedy available to it against any Obligated Party, without affecting or impairing in any way the liability of such Guarantor under this Guaranty except to the extent the Guaranteed Obligations have been fully and indefeasibly paid in cash. To the fullest extent permitted by applicable law, each Guarantor waives any defense arising out of any such election even though that election may operate, pursuant to applicable law, to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Guarantor against any Obligated Party or any security.
          Section 10.05 Rights of Subrogation. No Guarantor will assert any right, claim or cause of action, including, without limitation, a claim of subrogation, contribution or indemnification that it has against any Obligated Party, or any Collateral, until the Borrower and the Guarantors have fully performed all their obligations to the Agents and the Lenders.
          Section 10.06 Reinstatement; Stay of Acceleration. If at any time any payment of any portion of the Guaranteed Obligations is rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy or reorganization of the Borrower or otherwise, each Guarantor’s obligations under this Guaranty with respect to that payment shall be reinstated at such time as though the payment had not been made and whether or not the Agents and the Lenders are in possession of this Guaranty. If acceleration of the time for payment of any of the Guaranteed Obligations is stayed upon the insolvency, bankruptcy or reorganization of the Borrower, all such amounts otherwise subject to acceleration under the terms of any agreement relating to the Guaranteed Obligations shall nonetheless be payable by the Guarantors forthwith on demand by the Lenders.
          Section 10.07 Information. Each Guarantor assumes all responsibility for being and keeping itself informed of the Borrower’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope and extent of the risks that each Guarantor assumes and incurs under this Guaranty, and agrees that none of the Administrative Agent, the Collateral Agent or any Lender shall have any duty to advise any Guarantor of information known to it regarding those circumstances or risks.
          Section 10.08 Termination. The Lenders may continue to make loans or extend credit to the Borrower based on this Guaranty until five days after it receives written notice of termination from any Guarantor. Notwithstanding receipt of any such notice, each Guarantor will continue to be liable to the Lenders for any Guaranteed Obligations created, assumed or committed to prior to the fifth day after receipt of the notice, and all subsequent renewals, extensions, modifications and amendments with respect to, or substitutions for, all or any part of that Guaranteed Obligations.

          Section 10.09 Maximum Liability. The provisions of this Guaranty are severable, and in any action or proceeding involving any state corporate law, or any state, federal or foreign bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any Guarantor under this Guaranty would otherwise be held or determined to be avoidable, invalid or unenforceable on account of the amount of such Guarantor’s liability under this Guaranty, then, notwithstanding any other provision of this Guaranty to the contrary, the amount of such liability shall, without any further action by the Guarantors or the Lenders, be automatically limited and reduced to the highest amount that is valid and enforceable as determined in such action or proceeding (such highest amount determined hereunder being the relevant Guarantor’s “Maximum Liability”). This Section with respect to the Maximum Liability of each Guarantor is intended solely to preserve the rights of the Lenders to the maximum extent not subject to avoidance under applicable law, and no Guarantor nor any other person or entity shall have any right or claim under this Section with respect to such Maximum Liability, except to the extent necessary so that the obligations of any Guarantor hereunder shall not be rendered voidable under applicable law. Each Guarantor agrees that the Guaranteed Obligations may at any time and from time to time exceed the Maximum Liability of each Guarantor without impairing this Guaranty or affecting the rights and remedies of the Lenders hereunder, provided that, nothing in this sentence shall be construed to increase any Guarantor’s obligations hereunder beyond its Maximum Liability.
          Section 10.10 Contribution. In the event any Guarantor (a “Paying Guarantor”) shall make any payment or payments under this Guaranty or shall suffer any loss as a result of any realization upon any collateral granted by it to secure its obligations under this Guaranty, each other Guarantor (each a “Non-Paying Guarantor”) shall contribute to such Paying Guarantor an amount equal to such Non-Paying Guarantor’s “Applicable Percentage” of such payment or payments made, or losses suffered, by such Paying Guarantor. For purposes of this Article X, each Non-Paying Guarantor’s “Applicable Percentage” with respect to any such payment or loss by a Paying Guarantor shall be determined as of the date on which such payment or loss was made by reference to the ratio of (i) such Non-Paying Guarantor’s Maximum Liability as of such date (without giving effect to any right to receive, or obligation to make, any contribution hereunder) or, if such Non-Paying Guarantor’s Maximum Liability has not been determined, the aggregate amount of all monies received by such Non-Paying Guarantor from the Borrower after the date hereof (whether by loan, capital infusion or by other means) to (ii) the aggregate Maximum Liability of all Guarantors hereunder (including such Paying Guarantor) as of such date (without giving effect to any right to receive, or obligation to make, any contribution hereunder), or to the extent that a Maximum Liability has not been determined for any Guarantor, the aggregate amount of all monies received by such Guarantors from the Borrower after the date hereof (whether by loan, capital infusion or by other means). Nothing in this provision shall affect any Guarantor’s several liability for the entire amount of the Guaranteed Obligations (up to such Guarantor’s Maximum Liability). Each of the Guarantors covenants and agrees that its right to receive any contribution under this Guaranty from a Non-Paying Guarantor shall be subordinate and junior in right of payment to the payment in full in cash of the Guaranteed Obligations. This provision is for the benefit of the Agents, the Lenders and the Guarantors and may be enforced by any one, or more, or all of them in accordance with the terms hereof.

          Section 10.11 Liability Cumulative. The liability of each Guarantor as a Guarantor under this Article X is in addition to and shall be cumulative with all liabilities of each Guarantor to the Agents and the Lenders under this Agreement and the other Loan Documents to such Guarantor is a party or in respect of any obligations or liabilities of the Borrower and the other Guarantors, without any limitation as to amount, unless the instrument or agreement evidencing or creating such other liability specifically provides to the contrary.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and the year first written.

BORROWER:

KAISER ALUMINUM FABRICATED PRODUCTS, LLC

By:	/s/ Daniel J. Rinkenberger
Name: Daniel J. Rinkenberger
Title: Vice President and Treasurer

GUARANTORS:

KAISER ALUMINUM CORPORATION

By:	/s/ Daniel J. Rinkenberger
Name: Daniel J. Rinkenberger
Title: Vice President and Treasurer

KAISER ALUMINUM INVESTMENTS COMPANY

By:	/s/ Daniel J. Rinkenberger
Name: Daniel J. Rinkenberger
Title: Vice President and Treasurer

KAISER ALUMINIUM INTERNATIONAL, INC.

By:	/s/ Daniel J. Rinkenberger
Name: Daniel J. Rinkenberger
Title: Vice President and Treasurer

JPMORGAN CHASE BANK, N.A., as
Administrative Agent

By:	/s/ J. Devin Mock
Name: J. Devin Mock
Title: Vice President

WILMINGTON TRUST COMPANY, as
Collateral Agent

By:	/s/ James A. Hanby
Name: James A. Hanby
Title: Senior Financial Services Officer

LENDER:

J.P. MORGAN SECURITIES INC.

By:	/s/ Matt J. Downs

Name:	Matt J. Downs

Title:	Vice President

ANNEX A
COMMITMENT SCHEDULE

Lender	Commitment
J.P. Morgan Securities Inc.	$50,000,000
Total	$50,000,000